UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sterling Financial Corporation

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111 North Wall Street

Spokane, Washington 99201

March 23, 2011

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of shareholders of Sterling Financial Corporation. The Annual Meeting will be held in the Eric A. Johnston Auditorium of the Northwest Museum of Arts and Culture, 2316 West First Avenue in Spokane, Washington, on April 21, 2011, at 10:00 a.m., local time.

The formal Notice of Annual Meeting of shareholders and the proxy statement are attached and describe the proposals to be voted on at the Annual Meeting. The Board of Directors believes the proposals are in the best interests of Sterling and its shareholders and, accordingly, recommends that you vote “FOR” each of the proposals. We will also report on Sterling’s operations and respond to questions of general interest to shareholders.

It is important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to complete, sign and date your proxy card today and promptly return it in the postage-paid envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Sincerely,

/s/ J. Gregory Seibly
J. Gregory Seibly
President and Chief Executive Officer

111 North Wall Street

Spokane, Washington 99201

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of shareholders of Sterling Financial Corporation (“Sterling”) will be held in the Eric A. Johnston Auditorium of the Northwest Museum of Arts and Culture, 2316 West First Avenue, Spokane, Washington, on April 21, 2011, at 10:00 a.m., local time, for the following purposes:

1. To elect eleven Directors of Sterling for terms ending in the year 2012;

2. To approve the adoption of Sterling’s 2011 Employee Stock Purchase Plan;

3. To consider and approve an advisory (non-binding) resolution approving Sterling’s executive compensation; and

4. To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the attached proxy statement. Only shareholders of record at the close of business on February 28, 2011, the record date, will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THESE PROPOSALS. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, OR WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO EITHER: (1) COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR (2) VOTE VIA THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS PROVIDED IN THE PROXY CARD THAT YOU RECEIVE.

By Order of the Board of Directors,

/s/ Andrew J. Schultheis
Andrew J. Schultheis
Secretary

Spokane, Washington

March 23, 2010

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum. A proxy card and self-addressed envelope are enclosed for your convenience. No postage is required if mailed in the United States.

i

STERLING FINANCIAL CORPORATION

111 North Wall Street

Spokane, Washington 99201

PROXY STATEMENT

Annual Meeting of Shareholders

To be Held April 21, 2011

Date, Time, Place and Purpose of Sterling’s Annual Meeting

The 2011 annual meeting of shareholders of Sterling Financial Corporation (“Sterling” or “we,” “us” or “our”), including any postponements or adjournments thereof (the “Annual Meeting”), will be held at 10:00 a.m., local time, on April 21, 2011, in the Eric A. Johnston Auditorium of the Northwest Museum of Arts and Culture, 2316 West First Avenue, Spokane, Washington. At the meeting, Sterling’s shareholders will be asked to approve proposals to: (1) elect each of the nominees for the Board of Directors (the “Board”); (2) approve the adoption of Sterling’s 2011 Employee Stock Purchase Plan; and (3) consider and approve an advisory resolution approving Sterling’s executive compensation. This proxy statement is first being sent to holders of Sterling common stock on or about March 23, 2011, and is accompanied by a proxy card that is being solicited by the Sterling Board for use at the Annual Meeting.

Unless otherwise specified, all ownership interests or voting power referenced herein, either in percentage terms or number of shares, in respect of Sterling’s outstanding shares, have been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) reflected in the beneficial ownership table shown in “Security Ownership of Certain Beneficial Owners and Management” elsewhere in this proxy statement.

Questions and Answers about the Proxy Materials and Annual Meeting

Why am I receiving these materials?

These proxy materials relate to Sterling’s 2011 Annual Meeting to be held on April 21, 2011. Sterling seeks to obtain certain required shareholder approvals at the Annual Meeting of shareholders. As a shareholder of record, you are invited to attend and are entitled to and requested to vote on the proposals set forth in this proxy statement. The reasons for, and further information in relation to, each of these proposals are described in more detail in the questions and answers and other materials that follow.

What does the Board recommend with regard to the proposals?

The Board of Sterling believes the proposals described herein are in the best interests of Sterling and its shareholders and, accordingly, unanimously recommends that the shareholders vote “FOR” the proposals identified in this proxy statement.

Who is entitled to vote?

Only holders of record of Sterling common stock at the close of business on February 28, 2011 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting.

How many votes am I entitled to cast?

Each shareholder is entitled to one vote per share of common stock.

How many shares are eligible to vote?

As of the Record Date, there were 61,918,252 shares of Sterling common stock outstanding.

How many shares must be present to hold the Annual Meeting?

Under Washington law, any shareholder action at a meeting requires that a quorum exist with respect to that action. A quorum for the actions to be taken at the Annual Meeting will consist of a majority of the outstanding shares of Sterling common stock entitled to vote, present in person or by proxy, at the Annual Meeting. Shareholders of record, including brokers holding customers’ shares of record, who are present at the Annual Meeting, in person or by proxy, and who abstain from voting are considered present and entitled to vote, and will count toward a quorum.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time for a vote at the Annual Meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting. The Board must fix a new Record Date to determine the shareholders entitled to vote at the adjourned meeting if the meeting is adjourned more than 120 days after the date fixed for the original meeting and would also be required to provide shareholders with notice of the rescheduled meeting date.

Why is approval of an advisory (non-binding) resolution on Sterling’s executive compensation being presented for approval by the shareholders?

As a result of Sterling’s participation in the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”) (the “Capital Purchase Program”), Sterling, in accordance with EESA, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), is required to comply with a number of executive compensation standards, one of which is permitting an annual non-binding shareholder vote to approve executive compensation, during the period of time that the U.S. Department of the Treasury (“Treasury”) holds an equity position in Sterling. As of March 23, 2011, Treasury held approximately 9% of our common stock, and accordingly, Sterling must permit an annual non-binding shareholder vote to approve the compensation of executives.

A nonbinding vote by shareholders on executive compensation is also required pursuant to the Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The approval vote required by TARP participants is deemed to fulfill this requirement of the Dodd-Frank Act.

How do I vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the Record Date an opportunity to vote on matters scheduled for the Annual Meeting and described in these materials. You are a shareholder of record if your shares of Sterling common stock are held in your name. If you are a beneficial owner of Sterling common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Sterling common stock can only be voted if the shareholder is present in person at the Annual Meeting, or by proxy. To ensure your representation at the Annual Meeting, we recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting if you are a shareholder of record.

Instructions for voting are found on the proxy card. Shares of Sterling common stock represented by properly executed proxies will be voted by the individuals named in the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the Annual Meeting, the persons named in the proxy card will vote the shares: (1) FOR the election of the eleven Directors nominated by the Board; (2) FOR the approval of the adoption of Sterling’s 2011 Employee Stock Purchase Plan; (3) FOR the advisory resolution approving Sterling’s executive compensation; and (4) in accordance with the best judgment of the proxy agents on any other matters properly brought before the Annual Meeting. We do not currently expect that any other matters will be properly presented for action at the Annual Meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

What if my shares are held in street name?

If you are the beneficial owner of shares held by a broker in street name, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. Pursuant to applicable regulations, if you do not give instructions to your broker, your broker will not be permitted to vote your shares with respect to Proposals 1, 2 or 3 herein.

If your shares are held in street name, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from the record holder of your shares is an example of proof of ownership. If you want to vote your shares of common stock held in street name in person at the Annual Meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How will my shares of common stock held in Sterling’s 401(k) Employee Savings and Investment Plan and Trust be voted?

If you are a participant in Sterling’s 401(k) Employee Savings and Investment Plan and Trust, your completed proxy will serve as voting instructions to the plan trustee. However, for your voting instructions to be counted, they must be received at least three business days prior to the Annual Meeting, or by April 18, 2011. In accordance with the terms of the plan, if you fail to instruct the plan trustee how to vote your plan shares, the trustee will not vote your plan shares, except as required by law.

What vote is required to approve Proposal 1: Election of Eleven Directors of Sterling for terms ending in the year 2012?

If a quorum exists at the Annual Meeting, the eleven nominees for election to the Board who receive the greatest number of affirmative votes cast for Directors will be elected as Directors, subject to receipt of regulatory approval for one of the nominees, as further described under Proposal 1. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the election of Directors.

What vote is required to approve Proposal 2: Approval of the Adoption of Sterling’s 2011 Employee Stock Purchase Plan?

If a quorum exists at the Annual Meeting, the approval of the adoption of Sterling’s 2011 Employee Stock Purchase Plan requires the affirmative vote of the holders of a majority of the votes cast, either in person or by proxy. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote on Proposal 2 at the Annual Meeting, the persons identified as proxy agents in the accompanying proxy card will vote the shares FOR Proposal 2. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the proposal.

What vote is required to approve Proposal 3: Approval of an advisory resolution approving Sterling’s executive compensation?

If a quorum exists at the Annual Meeting, the approval of the advisory (non-binding) resolution approving Sterling’s executive compensation requires the affirmative vote of the holders of a majority of the votes cast, either in person or by proxy. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote on Proposal 3 at the Annual Meeting, the persons identified as proxy agents in the accompanying proxy card will vote the shares FOR Proposal 3. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the proposal.

Are there any voting agreements between Sterling and any of its shareholders?

Yes, Sterling has a voting agreement with Treasury in connection with Sterling’s participation in TARP. Treasury has agreed that it will vote, or cause to be voted, all shares owned by it and its controlled affiliates on each matter on which Sterling’s shareholders are entitled to vote, other than a Designated Matter (as defined below), in the same proportion (for, against or abstain) as all other shares of Sterling’s common stock (other than those shares held by certain investors who participated in the recapitalization of Sterling, known as the Anchor Investors) are voted with respect to such matter. “Designated Matters” means (i) the election and removal of directors, (ii) the approval of any business combination, (iii) the approval of a sale of all or substantially all of the assets or property of Sterling, (iv) the approval of a dissolution of Sterling, (v) the approval of any issuance of any securities of Sterling on which holders of common stock are entitled to vote, (vi) the approval of any amendment to the articles of incorporation or bylaws of Sterling on which holders of common stock are entitled to vote and (vii) the approval of any other matters reasonably incidental to the foregoing sub-clauses (i) through (vi) as determined by Treasury.

How may I revoke my proxy?

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Annual Meeting:

•	Deliver to Sterling a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

•	Sign and deliver to Sterling a proxy card relating to the same shares and bearing a later date; or

•	Attend the meeting and vote in person, although attendance at the meeting will not, by itself, revoke a proxy.

Also, please note that if you have voted through your broker, bank or other nominee and you wish to change your vote, you must follow the instructions received from such entity to change your vote.

May I vote electronically via Internet or telephone?

A large number of banks and brokerage firms provide shareholders whose shares are registered in the name of such firms the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available. In addition, the proxy card that you receive may contain instructions with regard to how to vote via Internet or telephone.

Who will pay the expenses of proxy solicitation?

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by Sterling. Proxies will be solicited by Sterling by mail or electronically and may also be solicited on behalf of Sterling by directors, officers and other employees of Sterling, without additional remuneration, in person or by telephone, facsimile or electronic transmission. We have engaged Phoenix Advisory Partners to assist with soliciting proxies for the Annual Meeting and have agreed to pay a base fee of $5,500, subject to adjustment if the proposals change or the meeting becomes contested, plus out-of-pocket expenses, in connection with these services. Sterling will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Sterling common stock as of the Record Date and will reimburse such entities for the cost of forwarding the proxy materials in accordance with customary practice.

Are there Dissenters’ Rights with respect to the proposals?

No, there are no dissenters’ rights applicable to any matters to be considered at the Annual Meeting.

Important notice regarding the availability of proxy materials for the Annual Meeting of shareholders to be held on April 21, 2011

The Annual Meeting Proxy Statement and Proxy Card, as well as Sterling’s Annual Report to Shareholders on Form 10-K for the year ended December 31, 2010, which Sterling filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2011 are also available on the Internet at the following website: www.sterlingfinancialcorporation-spokane.com/shareholdermeeting.

You may request additional copies of the proxy materials, as well as the Annual Report to Shareholders on Form 10-K for the year ended December 31, 2010 without charge by sending a request via e-mail to investor.relations@sterlingsavings.com or by calling 1-800-336-6610 ext. 1363. Shareholders must request this information no later than five business days prior to the meeting, or April 14, 2011, to assure receipt before the Annual Meeting. You may request paper copies of the proxy materials for all future meetings or only for the Annual Meeting.

Shareholders of record as of the Record Date are invited to attend the Annual Meeting. Directions to attend the Annual Meeting where you may vote in person can be found on the Internet at the following website: www.sterlingfinancialcorporation-spokane.com/shareholdermeeting. The contents of our website are not incorporated into, nor do they otherwise form part of, this proxy statement.

FORWARD-LOOKING STATEMENTS

From time to time, Sterling and its executive officers have made and will make forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions, including statements regarding Sterling’s ability to have the written agreements with its regulators terminated, Sterling’s ability to obtain the shareholder approvals sought at the Annual Meeting, and other statements contained in this proxy statement that are not historical facts and pertain to Sterling’s future operating results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements can also generally be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions.

Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control.

For a discussion of factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sterling’s Annual Report on Form 10-K, as updated periodically in Sterling’s filings with the SEC. Unless legally required, Sterling does not undertake to update any forward-looking statements.

PROPOSAL 1: ELECTION OF ELEVEN DIRECTORS OF STERLING FOR TERMS ENDING IN THE YEAR 2012

As of the date that this proxy statement was filed with the SEC, the Board consisted of ten Directors. The Board has nominated current Directors Leslie S. Biller, Ellen R.M. Boyer, David A. Coulter, Robert C. Donegan, C. Webb Edwards, William L. Eisenhart, Robert H. Hartheimer, Scott L. Jaeckel, Michael F. Reuling and J. Gregory Seibly to serve a term ending at the annual meeting of shareholders in the year 2012, or when their respective successors have been duly elected and qualified. Directors Biller, Boyer, Coulter, Donegan, Eisenhart, Hartheimer, Jaeckel, Reuling and Seibly were re-elected to serve on the Sterling Board at the 2010 Annual Meeting of shareholders held on December 7, 2010. Following the receipt of regulatory approval, Director Edwards was appointed to serve on the Sterling Board effective March 2011. In addition, the Board has nominated Howard P. Behar to serve a term ending at the annual meeting of shareholders in the year 2012, or when his respective successor has been duly elected and qualified. Mr. Behar has been appointed to serve on the Sterling Board subject to regulatory approval which had not been received as of the filing date of this proxy statement, but which is expected prior to the date of the annual meeting. Mr. Behar would become a director upon receipt of regulatory approval and would then serve a one-year term if elected by the shareholders.

Each nominee for election as a Director at the Annual Meeting has consented to serve if elected. Sterling has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unable to serve as a Director for any reason, the Board shall designate a substitute nominee. Unless instructions to the contrary are specified on the proxy card, proxies received by Sterling will be voted in favor of the persons who have been nominated by the Board.

The Board unanimously recommends that shareholders

vote “FOR” the election of each of the nominees.

BOARD OF STERLING FINANCIAL CORPORATION

In August of 2010, Sterling’s Board decided that it was in Sterling’s best interest that the Board have a smaller number of members. Therefore, certain members of the Board decided to retire from the Board effective upon the closing of certain transactions completed as part of Sterling’s recapitalization during August 2010 (the “Recapitalization”). In connection with the Recapitalization, Sterling’s Board agreed to appoint a representative of Thomas H. Lee Partners, L.P. (“THL”) and a representative of Warburg Pincus Private Equity, X. L.P. (“Warburg Pincus”) to Sterling’s Board. Sterling also decided, in an effort to improve its governance and bring additional banking expertise to the Board, to appoint Leslie S. Biller to serve as a member and Chairman of the Board. These appointments became effective as of August 26, 2010. As of the date that this proxy statement was filed with the SEC, the Board consisted of Mr. Biller, Ellen R.M. Boyer, C. Webb Edwards, William L. Eisenhart, Michael F. Reuling, Robert C. Donegan, Robert H. Hartheimer, Sterling Chief Executive Officer (“CEO”) J. Gregory Seibly, Warburg Pincus designee David A. Coulter and THL designee Scott L. Jaeckel. In addition, the Board has appointed Howard P. Behar to serve on the Sterling Board subject to regulatory approval which had not been received as of the filing date of this proxy statement. Mr. Behar would become a director upon receipt of regulatory approval. Biographical information for each Director is provided below:

Name	Age	Director Since		Position(s) with the Company
Howard P. Behar	66	2011	*	Director
Leslie S. Biller	63	2010		Chairman of the Board and Director
Ellen R. M. Boyer	51	2007		Director
David A. Coulter	63	2010		Director
Robert C. Donegan	56	2010		Director
C. Webb Edwards	63	2011		Director
William L. Eisenhart	59	2004		Director
Robert H. Hartheimer	53	2010		Director
Scott L. Jaeckel	40	2010		Director
Michael F. Reuling	64	2006		Director
J. Gregory Seibly	47	2009		CEO and Director

*	Subject to regulatory approval.

Howard P. Behar

Mr. Behar, 66, has been appointed to serve as a Director of Sterling, subject to regulatory approval. Mr. Behar has more than 45 years of retail and consumer business experience. He was part of the leadership team at Starbucks Coffee Company for almost 14 years and held numerous positions including President of North American operations as well President of Starbucks Coffee International. He also served as a member of the board of directors from 1996 to 2008. Mr. Behar has served on a number of corporate as well as nonprofit boards including, The GAP, Shurgard Storage and Anna’s Linens where he is currently chairman of the compensation and corporate governance committee. He is vice-chair of the University of Washington and is a co-founder of the Washington Business Alliance. The qualifications considered in his appointment to the Sterling board included his broad multi-unit retail experience, management and leadership experience, national recognition and relationships within the global business community.

Leslie (“Les”) S. Biller

Mr. Biller, 63, has served as a Director of Sterling and as Chairman of the Board since his appointment in August 2010 and currently serves as Chair of Sterling’s Governance and Nominating Committee and as a member of Sterling’s Credit and Risk Committee. Mr. Biller has more than 30 years of banking and investment experience. He began Greendale Capital, a private investment company, after retiring in 2002 as Vice Chairman and Chief Operating Officer of Wells Fargo & Company. Prior to Wells Fargo, Mr. Biller was President and Chief Operating Officer of Norwest Corporation. He has also served in executive leadership roles at Bank of

America and at Citicorp. Mr. Biller earned his Bachelor’s degree in chemical engineering from City College of New York and a Masters of Business Administration from Xavier University. He serves on the boards of Ecolab, Inc., Knowledge Schools, Inc. and Knowledge Universe Education LLP and previously served on the board of PG&E Corporation. The qualifications of Mr. Biller considered in his appointment as a Director of Sterling included his management experience; banking experience; national recognition and relationships within the banking industry; finance experience and Master of Business Administration degree.

Ellen R. M. Boyer

Ms. Boyer, 51, has served as a Director of Sterling since her appointment in December 2007 and currently serves as the Chair of Sterling’s Audit Committee and as a member of Sterling’s Compensation Committee. She currently holds the position of Chief Operating Officer and Chief Financial Officer at Kibble & Prentice, where she has been employed since 2002. Kibble & Prentice is an insurance and financial services company that provides a single source for property casualty insurance, employee benefits, retirement plan services, executive benefits and business continuation services. Ms. Boyer previously served as the Chief Financial Officer for several technology companies in the Pacific Northwest. Ms. Boyer has been a Certified Public Accountant since 1984 and received her Bachelor’s degrees from Oregon State University. The qualifications of Ms. Boyer considered in her appointment as a Director of Sterling included her financial management experience; accounting experience; insurance and financial services experience; business operations experience and relationships with the Puget Sound business community. The Board has determined that Ms. Boyer is an “audit committee financial expert” as defined by the SEC.

David A. Coulter

Mr. Coulter, 63, has served as a Director of Sterling since his appointment in August 2010 and currently serves as a member of Sterling’s Compensation Committee and Credit and Risk Committee. Mr. Coulter is a Managing Director and Senior Advisor at Warburg Pincus, LLC. He was previously Vice Chairman of J.P. Morgan Chase & Co. from December 2000 to December 2005. Prior to joining J.P. Morgan Chase, Mr. Coulter led the West Coast operations of the Beacon Group, a private investment and strategic advisory firm, and prior to that, Mr. Coulter served as the Chairman and Chief Executive Officer of the BankAmerica Corporation, where he worked from 1976 to 1999. Mr. Coulter is a member of the board of directors of Strayer Education, Inc., Webster Bank, Aeolus Re and MBIA, Inc. Within the past five years, Mr. Coulter also served on the boards of Metavante Technologies, Irvine Company and PG&E Corporation. Mr. Coulter holds a Bachelor’s degree in mathematics and economics and a Master’s degree in industrial administration, both from Carnegie Mellon University. The qualifications of Mr. Coulter considered in his appointment as a Director of Sterling included his management experience; banking experience; investment banking experience; national recognition and relationships within the banking industry; finance experience and Master of Industrial Administration degree.

Robert C. Donegan

Mr. Donegan, 56, has served as a Director of Sterling since his appointment in October 2010 and currently serves as a member of Sterling’s Audit Committee and Compensation Committee. Prior to joining Sterling as a Director, Mr. Donegan served as a Director of Golf Savings Bank from 2006 until Golf Savings Bank was merged with and into Sterling Savings Bank. Mr. Donegan has been President of Ivar’s, Inc., one of Seattle’s oldest restaurant companies with more than 60 locations, since September of 2001. From 1997-2001, Mr. Donegan served as Chief Financial Officer of Ivar’s, Inc. Prior to joining Ivar’s, Inc. in 1997, Mr. Donegan was Executive Vice President and Chief Financial Officer of Peet’s Coffee. Mr. Donegan received his Masters Degree in Public and Private Management from the Yale School of Management. The qualifications considered in Mr. Donegan’s appointment as a director of Sterling included his management experience; banking experience; relationships with the Puget Sound business community and his management degree.

C. Webb Edwards

Mr. Edwards, 63, has been a Director of Sterling since March 2011. He is currently a self-employed business consultant and is the co-founder of Ganart Technologies. He previously served as President of Wells Fargo Services, the technology and operations subsidiary of Wells Fargo & Company, from May 1999 until his retirement in January 2006. Mr. Edwards served as President of Norwest Services, Inc. and Corporate Executive Vice President of Norwest Corporation in Minneapolis from May 1995 to April 1999, when it was acquired by Wells Fargo. Prior to 1995, Mr. Edwards served as Executive Vice President of First Interstate Bancorp in California and Senior Vice President of Mercantile National Bank in Texas. Mr. Edwards completed graduate and post-graduate work in economics and finance at Middle Tennessee State University and attended Stonier Graduate School of Banking, University of Tennessee Executive Management School, and the Harvard Business School’s Executive Education Program. The qualifications of Mr. Edwards considered in his appointment as a Director of Sterling included his banking technology experience; management experience; banking experience; relationships within the banking industry and his banking, business and finance degrees.

William (“Ike”) L. Eisenhart

Mr. Eisenhart, 59, has served as a Director of Sterling since his appointment in January 2004, as Chairman of the Board from October 2009 to August 2010 and currently serves as Chair of Sterling’s Compensation Committee and as a member of Sterling’s Credit and Risk Committee. He serves as an independent financial consultant to privately held and publicly traded companies on investment banking matters. Previously, Mr. Eisenhart was a Managing Director at Dain Bosworth, Inc., in Seattle, Washington, a Partner in Corporate Finance for Cable Howse & Ragen in Seattle, Washington and Vice President of Corporate Finance at Goldman, Sachs & Co. in New York City. Currently, he serves as a member of the Finance Committee of the YMCA of Greater Seattle and is Co-Chair of the Schools Committee of the Harvard Club of Seattle. Mr. Eisenhart received a Bachelor’s degree from Harvard University and a Master of Business Administration degree from the University of Chicago. The qualifications of Mr. Eisenhart considered in his appointment as a Director of Sterling included his financial management experience; investment banking experience; financial services experience; relationships with the Puget Sound business community and Master of Business Administration degree.

Robert H. Hartheimer

Mr. Hartheimer, 53, has served as a Director of Sterling since his appointment in September 2010 and currently serves as the Chair of Sterling’s Credit and Risk Committee and as a member of Sterling’s Governance and Nominating Committee. Mr. Hartheimer is President of Hartheimer LLC, based in Washington, D.C., which provides senior-level counsel to banks, investment firms and financial services companies on financial, regulatory, strategic and governance matters. From 2002 to 2008 Mr. Hartheimer was a Managing Director at Promontory Financial Group, a preeminent regulatory consulting firm. In 1991, Mr. Hartheimer joined the Federal Deposit Insurance Corporation (“FDIC”), where he and a small team created the Division of Resolutions to sell failed banks. He went on to serve as director of this division. Both before and after the FDIC, Mr. Hartheimer was an investment banker working with banks and financial services companies including Merrill Lynch, Smith Barney and Friedman Billings Ramsey. Mr. Hartheimer received a Bachelor’s degree from Hamilton College and a Master’s of Business Administration from The Wharton School of the University of Pennsylvania. The qualifications of Mr. Hartheimer considered in his appointment as a Director of Sterling included his financial management experience; investment banking experience; financial services experience; regulatory experience; relationships within the banking industry and regulatory community and Master of Business Administration degree.

Scott L. Jaeckel

Mr. Jaeckel, 40, has served as a Director of Sterling since his appointment in August 2010 and currently serves as a member of Sterling’s Governance and Nominating Committee. Mr. Jaeckel is a Managing Director at THL. Prior to joining THL, Mr. Jaeckel worked at Morgan Stanley & Co. Incorporated in the Corporate Finance

Department. Mr. Jaeckel brings significant finance and managerial experience to the Board that he gained from his years at THL and Morgan Stanley. In addition, due to his service as a director at several public and private companies throughout the years, he is familiar with how various boards handle a wide range of corporate and business issues. Mr. Jaeckel is currently a director of Ceridian Corporation, MoneyGram International, Inc. and Warner Music Group Corp. Mr. Jaeckel holds a Bachelors of Business Arts with distinction in Economics and Mathematics from the University of Virginia and a Masters of Business Administration from Harvard Business School. The qualifications of Mr. Jaeckel considered in his appointment as a Director of Sterling included his management experience; finance experience; investment banking experience and relationships within the banking industry and Master of Business Administration degree.

Michael F. Reuling

Mr. Reuling, 64, has served as a Director of Sterling since his appointment in December 2006 and currently serves a member of Sterling’s Audit Committee and Governance and Nominating Committee. He has been a self-employed real estate development consultant in Boise, Idaho since retiring as Vice Chairman of Albertson’s, Inc., a national supermarket/superdrugstore company, where he held various positions for 28 years. Additionally, he has been a Senior Advisor to Clarion Consulting, a real estate consulting firm based in Irvine, California, since April of 2009. Mr. Reuling received a Bachelor of Arts degree in economics from Carleton College and a Juris Doctorate from the University of Michigan. The qualifications of Mr. Reuling considered in his appointment as a Director of Sterling included his management experience; real estate industry experience; relationships with the real estate community and relationships with the Boise business community.

J. Gregory Seibly

Mr. Seibly, 47, has served as a Director and Chief Executive Officer of Sterling since November 2009, and as President of Sterling and as Chief Executive Officer and a Director of Sterling Savings Bank since December 2009. Mr. Seibly began serving as acting President and Chief Executive Officer of Sterling and Sterling Savings Bank, subject to regulatory approval, in October 2009. Mr. Seibly had previously served as President of Sterling Savings Bank, beginning in January 2009. In 2007, Mr. Seibly joined Sterling as Executive Vice President and Chief Production Officer. Before joining Sterling, Mr. Seibly was the President of U.S. Bank—California. He has also held executive-level positions in commercial banking at Wells Fargo Bank and in healthcare finance at Bank of America. He received his Bachelor’s degree in business administration and finance from Indiana University. The qualifications of Mr. Seibly considered in his appointment as a Director of Sterling included his management experience; banking experience; finance experience; finance degree; business degree, relationships within the banking industry and relationships with the Spokane business community.

INFORMATION CONCERNING THE BOARD AND

ITS COMMITTEES

Board Composition

Our Board is responsible for the supervision of the overall affairs of Sterling. During fiscal 2010, individuals serving on the Board included Creigh H. Agnew, Katherine K. Anderson, Ned M. Barnes, Rodney W. Barnett, Leslie S. Biller, Thomas H. Boone, Ellen R.M. Boyer, David A. Coulter, Robert C. Donegan, William L. Eisenhart, James P. Fugate, Robert H. Hartheimer, Kermit K. Houser, Scott L. Jaeckel, Marcus Lampros, Robert D. Larrabee, Michael F. Reuling, J. Gregory Seibly, Diane E. Spires, William J. Wrigglesworth and William W. Zuppe. In March 2010, the Sterling Savings Bank directors, Ms. Agnew, Mr. Barnes, Mr. Barnett, Mr. Boone, Mr. Houser, Mr. Lampros, Ms. Spires and Mr. Wrigglesworth were appointed to serve on the Sterling Board. In August of 2010, Sterling’s Board decided that it was in Sterling’s best interest that the Board have a smaller number of members. Therefore, certain members of the Board decided to retire from the Board effective upon the closing of the Recapitalization. In connection with Sterling’s Recapitalization, Sterling agreed to appoint a representative of THL and a representative of Warburg Pincus to Sterling’s Board. Sterling also decided, in an effort to improve its governance and bring additional banking expertise to the Board, to appoint Leslie S. Biller to serve as a member and Chairman of the Board. These appointments became effective as of August 26, 2010. As of the date that this proxy statement was filed with the SEC, the Board consisted of Directors Biller, Boyer, Donegan, Edwards, Hartheimer, Eisenhart, Reuling, Sterling CEO Seibly, Warburg Pincus designee Coulter and THL designee Jaeckel. Each of these Directors also serves as a member of the Sterling Savings Bank board of directors. In addition, the Board has appointed Howard P. Behar to serve on the Sterling Board subject to regulatory approval which had not been received as of the filing date of this proxy statement. Mr. Behar would become a director upon receipt of regulatory approval.

Although Sterling does not have a formal policy with regard to the diversity of the Board, Sterling does seek to ensure that candidates reflect a variety of professional experience, education, skills, regional business connections, differences of viewpoint and other individual qualities.

To assist in carrying out its duties, the Board has delegated authority to the Audit Committee, the Compensation Committee, the Credit and Risk Committee and the Governance and Nominating Committee. See “Committees of the Board” for more information relating to the duties and composition of these committees.

Following our 2011 Annual Meeting, and receipt of regulatory approval for the appointment of Mr. Behar, the Board would consist of eleven Directors. In the interim period between annual meetings of shareholders, the Board has the authority under Sterling’s bylaws to fill vacancies and may increase or decrease the size of the Board by amending the bylaws. The Directors are elected annually.

Attendance of Directors

The Board of Sterling held 31 meetings during 2010. Each Director who served on the Board in 2010 attended at least 75% of such meetings and those of the Board committees on which the Director served during the portion of the year in which the Director was an active member of the Board. It is Sterling’s policy that members of the Board should attend all annual meetings of shareholders except for absences due to causes beyond the reasonable control of the Directors. At the 2010 Annual Meeting of Sterling Financial Corporation, all of the then-current Directors were in attendance.

Compensation of Directors

During 2010, Directors of Sterling who were not employees of Sterling were paid a quarterly fee of $12,000, except for the Chairman of the Audit Committee, who received a quarterly fee of $13,000. Mr. Biller also received a partial annual fee of $50,000 for his service during the fourth quarter of 2010 as Chairman of the Board. Directors receive reimbursement for travel and other reasonable expenses incurred in connection with Board business.

Also during 2010, upon the recommendation of compensation consultant Frederick W. Cook & Co. (“Fred Cook”), the Compensation Committee and the Board approved changes in the compensation for Directors, effective January 1, 2011. Accordingly, in 2011, Directors shall be compensated for their services as Directors by receiving a $100,000 retainer, paid 50% in cash and 50% in shares of Sterling common stock. In addition, each of the Directors serving as the Chairs of the Audit Committee and the Credit and Risk Committee receive additional compensation of $10,000, and each of the Directors serving as the Chairs of the Compensation Committee and the Governance and Nominating Committee receive additional compensation of $5,000.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension Value and Nonqualified Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Creigh H. Agnew(3)	36,000		0	0	0	0	0		36,000
Katherine K. Anderson(5)	36,000		0	0	0	0	0		36,000
Ned M. Barnes(3)	36,500		0	0	0	0	0		36,500
Rodney W. Barnett(4)	39,000		0	0	0	0	0		39,000
Leslie S. Biller	50,000	(6)	0	0	0	0	2,205,000	(7)	2,255,000
Thomas H. Boone(3)	36,000		0	0	0	0	0		36,000
Ellen R.M. Boyer	52,000	(8)	0	0	0	0	0		52,000
David A. Coulter	16,000		0	0	0	0	0		16,000
Robert C. Donegan	36,000	(9)	0	0	0	0	0		36,000
William L. Eisenhart	51,000	(10)	0	0	0	0	0		51,000
James P. Fugate(5)	36,000		0	0	0	0	0		36,000
Robert H. Hartheimer	12,000		0	0	0	0	0		12,000
Kermit K. Houser(4)	39,000		0	0	0	0	0		39,000
Scott L. Jaeckel	16,000		0	0	0	0	0		16,000
Marcus C. Lampros(3)	36,000		0	0	0	0	0		36,000
Robert D. Larrabee(5)	36,000		0	0	0	0	0		36,000
Michael F. Reuling	48,000		0	0	0	0	0		48,000
Dianne E. Spires(3)	36,000		0	0	0	0	0		36,000
William J. Wrigglesworth(3)	36,000		0	0	0	0	0		36,000
William W. Zuppe(5)	36,000		0	0	0	0	0		36,000

(1)	Includes all Directors who served as Directors of Sterling during 2010. The appointment of the Sterling Savings Bank Directors Agnew, Barnes, Barnett, Boone, Houser, Lampros, Spires and Wrigglesworth to the Sterling Board became effective March 19, 2010. Director Seibly is omitted from this table because he was a named executive officer who received no separate compensation for his services as a Director during 2010.

(2)	Includes cash payments made to Directors of Sterling for meetings attended during 2010.

(3)	Directors Agnew, Barnes, Barnett, Boone, Houser, Lampros, Spires and Wrigglesworth only served on the Sterling Board from March 19, 2010 to the date of their retirement from the Board on August 26, 2010, and therefore only received two quarters of director fees for service on Sterling’s Board. Additionally, they each received one quarter of director fees in 2010 in the amount of $12,000 for service on the Sterling Savings Bank Board of Directors prior to their appointment to the Sterling Board.

(4)	Directors Barnett and Houser each received one quarter of directors fees in 2010 in the amount of $13,000 in conjunction with their respective service as Chairman of the Regulatory Oversight Committee and Chairman of the Audit Committee for the Sterling Savings Bank Board of Directors prior to their appointment to the Sterling Board.

(5)	Directors Anderson, Fugate, Larrabee and Zuppe retired from the Board effective August 26, 2010, and therefore only received director fees for three quarters.

(6)	Director Biller received $50,000 as partial payment of his annual retainer of $150,000 which is paid out on a quarterly basis.

(7)	Director Biller received $105,000 as consulting fees in 2010 prior to his appointment as Director and Chairman of the Board of Sterling on August 26, 2010. Mr. Biller also received an additional $2,100,000 in cash compensation during 2010 pursuant to the terms of his agreement with Sterling, which provides for the payment to Mr. Biller of $600,000 every six months from December 31, 2010 until December 31, 2012, so long as Mr. Biller does not voluntarily resign from the Board.

(8)	In conjunction with her service as Chair of the Audit Committee, Director Boyer received four quarterly fees of $13,000.

(9)	In conjunction with his service on the Golf Savings Bank Board of Directors prior to his appointment to the Sterling Board, Director Donegan received two quarterly fees of $12,000.

(10)	In conjunction with his service as Chairman of the Board for three quarters, Director Eisenhart received three quarterly fees of $13,000.

The following table shows the aggregate number of stock awards and option awards outstanding for each non-employee Director as of December 31, 2010. A total of 80 stock awards previously granted to non-employee Directors of Sterling remained outstanding as of December 31, 2010.

Name	Aggregate Stock Awards Outstanding as of 12/31/2010 (#)(1)	Aggregate Option Awards Outstanding as of 12/31/2010 (#)(2)	Grant Date Fair Value of Stock and Option Awards Made During 2010 ($)
Creigh H. Agnew(3)	0	41	0
Katherine K. Anderson(3)	0	0	0
Ned M. Barnes(3)	0	238	0
Rodney W. Barnett(3)	0	238	0
Leslie S. Biller	0	0	0
Thomas H. Boone(3)	0	192	0
Ellen R.M. Boyer	20	0	0
David A. Coulter	0	0	0
Robert C. Donegan	20	31	0
William L. Eisenhart	20	222	0
James P. Fugate(3)	0	238	0
Robert H. Hartheimer	0	0	0
Kermit K. Houser(3)	0	146	0
Scott L. Jaeckel	0	0	0
Marcus C. Lampros(3)	0	99	0
Robert D. Larrabee(3)	0	192	0
Michael F. Reuling	20	180	0
Dianne E. Spires(3)	0	146	0
William J. Wrigglesworth(3)	0	99	0
William W. Zuppe(3)	0	2,350	0

(1)	The aggregate stock awards presented in the table are intended to include only unvested restricted stock awards.

(2)	The aggregate option awards presented in the table include both vested and unvested stock option awards.

(3)	Directors Agnew, Anderson, Barnes, Barnett, Boone, Fugate, Houser, Lampros, Larrabee, Spires, Wrigglesworth and Zuppe all retired from the Sterling Board effective August 26, 2010.

Committees of the Board

The Board of Sterling has established Audit, Compensation, Credit and Risk and Governance and Nominating Committees. The following table shows which committees, if any, that each Director serves on as of the date this proxy statement was filed with the SEC:

Name	Audit	Compensation	Credit and Risk Committee	Governance/ Nominating
Leslie S. Biller			X	X*
Ellen R.M. Boyer	X*	X
David A. Coulter		X	X
Robert C. Donegan	X	X
C. Webb Edwards
William L. Eisenhart		X*	X
Robert H. Hartheimer			X*	X
Scott L. Jaeckel				X
Michael F. Reuling	X			X
J. Gregory Seibly

*	Committee Chair

Subsequent to 2010, the Board combined the Compensation Committee and the Governance and Nominating Committee. Accordingly, the Committees that each Director serves on have been reconfigured. The following table shows on which Committees, if any, that each Director is expected to serve beginning in April 2011:

Name	Audit	Compensation and Governance	Credit and Risk
Howard P. Behar+		X	X
Leslie S. Biller		X*	X
Ellen R.M. Boyer	X*		X
David A. Coulter		X	X**
Robert C. Donegan	X
C. Webb Edwards	X**
William L. Eisenhart		X**	X
Robert H. Hartheimer	X		X*
Scott L. Jaeckel		X
Michael F. Reuling		X
J. Gregory Seibly

+	Subject to regulatory approval.

*	Committee Chair

**	Committee Vice Chair

Audit Committee. The Audit Committee has been established in accordance with the rules of the SEC for the purpose of overseeing Sterling’s accounting and financial reporting processes, the audits of the financial statements, as well as compliance with legal and regulatory requirements. The Audit Committee reviews the independent registered public accounting firm’s qualifications, independence and performance. The Audit Committee is responsible for the retention, supervision and termination of the independent registered public accounting firm and for resolving any disagreements between management and the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is also responsible for reviewing the adequacy of the authority, responsibilities and functions of Sterling’s internal audit department. The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for Sterling’s financial reporting process and for preparing Sterling’s financial statements. Sterling’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee ensures that oversight is provided at the board level and also advises, counsels and directs management and the independent registered public accounting firm on the basis of the information it receives, discussions with the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

During 2010, Directors Eisenhart, Boyer, Reuling and Donegan served on the Audit Committee. Director Donegan was appointed to the Audit Committee effective October 20, 2010, at which point Director Eisenhart stepped off of the Committee. The current members of the Audit Committee are Ms. Boyer (Chair), Mr. Donegan and Mr. Reuling. The Audit Committee held 14 meetings during 2010. Each of the current members of the Audit Committee has been determined by the Board to be “independent” and financially literate as required by the NASDAQ Rules and the SEC. Members of the Audit Committee have reviewed and discussed with management and the independent registered public accounting firm the periodic reports of Sterling prior to filing such reports with the SEC. No member of the Audit Committee has participated in the preparation of the financial statements of Sterling or its subsidiaries at any time during the past three years. The Board has determined that Ms. Boyer is an “audit committee financial expert” as defined by the SEC. The Audit Committee operates under a written charter reviewed and approved annually by Sterling’s Board. Sterling’s Audit Committee Charter is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com/corporategovernance.

Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board with respect to personnel policies that include, but are not limited to, compensation for executive officers of the holding company, as well as employee compensation and benefit programs. The Compensation Committee, which was previously named the Personnel Committee, held 7 meetings during 2010 and originally consisted of Directors Anderson, Larrabee and Fugate, with Ms. Anderson serving as the Chair of the Committee, each of whom had been determined by the Board to be “independent” as that term is defined by the rules of the NASDAQ and the SEC. Following the retirement of Directors Anderson, Larrabee and Fugate from the Board, Sterling changed the name of the Personnel Committee to the Compensation Committee and appointed Directors Boyer, Coulter, Donegan and Eisenhart as members of the Compensation Committee, with Mr. Eisenhart serving as the Chair of the Committee. The Compensation Committee performs the tasks required to be performed by a Capital Purchase Program recipient’s compensation committee, as required under Section 111 of EESA, as amended by ARRA, and any rules and regulations promulgated thereunder. The Compensation Committee operates under a written charter reviewed and approved annually by Sterling’s Board. Sterling’s Compensation Committee Charter is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com/corporategovernance.

Credit and Risk Committee. The Board has appointed a Credit and Risk Committee whose primary function is to assist the Board in fulfilling its oversight responsibilities regarding Sterling’s enterprise risk management, receiving information regarding Sterling’s policies, procedures and practices relating to risk, and discussing material regulatory issues, compliance matters, and emerging risks to Sterling. Created in September 2010, the Credit and Risk Committee held two meetings in 2010. The members of the Risk Committee are Directors Hartheimer (Chairman), Biller, Coulter and Eisenhart.

Governance and Nominating Committee. The Governance and Nominating Committee identifies individuals qualified to become members of the Board and oversees governance matters. The Governance and Nominating Committee recommends to the Board a slate of nominees for election by the shareholders at each annual meeting of Sterling. At the request of the Board, the Governance and Nominating Committee recommends, for approval by the Board, nominees to fill vacancies or new positions on the Board as they may occur or be created from time to time, all in accordance with Sterling’s bylaws. The Governance and Nominating Committee identifies potential nominees from various sources, including recommendations from Directors and officers of Sterling. The Governance and Nominating Committee will consider nominees recommended by shareholders upon submission in writing to the Chairman of the Board the names of such nominees, together with their qualifications for service as Directors of Sterling. Individuals recommended by shareholders are evaluated in the same manner as other potential nominees. The Governance and Nominating Committee reviews and discusses recommendations received for Director candidates and evaluates the qualifications of such candidates before selecting a slate of nominees to be recommended to the Board. Qualifications that the Governance and Nominating Committee will consider in evaluating Director candidates include contacts within Sterling’s market area, skills, experience, time availability and such other criteria as the Governance and Nominating Committee shall determine to be relevant. The Governance and Nominating Committee also develops, recommends and periodically reviews corporate governance guidelines for Sterling. The Governance and Nominating Committee held 9 meetings in 2010, and consisted of Directors Reuling (Chairman), Anderson and Fugate, each of whom had been determined by the Board to be “independent” as that term is defined by the rules of the NASDAQ and the SEC. Following the retirement of Directors Anderson and Fugate from the Board, Sterling appointed Directors Biller and Jaeckel as members of the Committee, with Mr. Biller serving as the Chair of the Committee. The Governance and Nominating Committee operates under a written charter approved by Sterling’s Board. Sterling’s Governance and Nominating Committee Charter is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com/corporategovernance.

Regulatory Oversight Committee. The Regulatory Oversight Committee was responsible for the following duties: assisting the Board in fulfilling its oversight responsibilities and overseeing efforts to comply with the legal obligations arising from, related to or in connection with Sterling and its subsidiaries; reviewing, monitoring and making recommendations to the Board on compliance policies and practices of Sterling and its subsidiaries, including those that relate to regulatory orders and agreements; taking any and all such other actions, making any such determinations and making any recommendations to the Board, as assigned to the Regulatory Oversight Committee from time to time by the Board and taking any and all such other actions, reviewing such other matters, making such inquiries, making such determinations and making such recommendations to the Board as the Regulatory Oversight Committee, in its sole and absolute discretion, determines is necessary and/or appropriate and desirable to carry out the duties assigned to it. The Regulatory Oversight Committee held 34 meetings during 2010 and consisted of Directors Barnett, Boyer, Eisenhart (Chairman) and Reuling. Following Sterling’s Recapitalization and the removal of the cease and desist order issued jointly by the FDIC and the Washington Department of Financial Institutions to Sterling Savings Bank, Sterling delegated the duties of the Regulatory Oversight Committee to the Audit Committee and the Credit and Risk Committee and dissolved the Regulatory Oversight Committee in September of 2010.

CORPORATE GOVERNANCE

Sterling has proactively taken steps to establish a corporate governance framework that affirms our high standards of business conduct, emphasizes the importance of integrity and honesty in the conduct of our business, and ensures the integrity of the controls and procedures implemented by our Directors, officers and employees, including our internal control over financial reporting. Actions we have taken to establish this corporate governance framework include: maintaining a Board composed of a majority of independent Directors; adoption of charters for our Directors’ committees; adoption of Corporate Governance Guidelines; adoption of a Code of Ethics for all of our Directors, officers and employees and provision of a procedure for shareholders and employees to communicate with the Board. We believe that the ethical foundations outlined in our corporate governance framework are critical to our ongoing success and the maximization of shareholder value.

Board Leadership Structure and Risk Oversight Role

Although a separation of the roles of Chairman of the Board and Chief Executive Officer is not mandated by any provision of law or Sterling’s articles of incorporation or bylaws, the Board currently believes that, given Sterling’s size and the complexity of its business, having Mr. Biller serve as Chairman of the Board and Mr. Seibly serve as Sterling’s Chief Executive Officer provides for an appropriate balance of authority between management and the Board. Additionally, the Board believes that this structure presently makes the best use of both Mr. Biller’s and Mr. Seibly’s extensive knowledge of the banking industry. Sterling’s Board administers its risk oversight function through the policy approval function of the Board and through the work of Sterling’s various committees that meet throughout the year and report to the Board on an ongoing basis, as further described herein. In particular, the Board has created the Credit and Risk Committee to assist the Board in fulfilling its oversight responsibilities regarding Sterling’s enterprise risk management, receiving information regarding Sterling’s policies, procedures and practices relating to risk, and discussing material regulatory issues, compliance matters, and emerging risks to Sterling.

Affirmative Determinations Regarding Director Independence

The Board has determined that each of the following Directors is an “independent director” as such term is defined by the rules of NASDAQ and the SEC:

Leslie S. Biller

Ellen R.M. Boyer

David A. Coulter

Robert C. Donegan

C. Webb Edwards

William L. Eisenhart

Robert H. Hartheimer

Scott L. Jaeckel

Michael F. Reuling

In addition, the Board has determined that Director nominee, Howard P. Behar would be deemed to be an “independent director” following receipt of regulatory approval for his appointment. The Board has also determined that each member of the Audit Committee, Compensation Committee and Governance and Nominating Committee of the Board meets the independence requirements applicable to those committees prescribed by the rules of the NASDAQ and the SEC. Although NASDAQ and the SEC have not prescribed independence requirements for the Credit and Risk Committee, the members of the Credit and Risk Committee have also been deemed to be independent Directors. These rules generally provide that an “independent director” is a person other than an officer or employee of Sterling or its subsidiaries or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The NASDAQ rules also provide specific criteria that, if met, disqualify a Director from being independent.

In considering the independence of the Directors, the Board specifically addressed those matters disclosed in “Interests of Directors, Officers and Others in Certain Transactions” below as well as the participation of THL and Warburg Pincus in the Recapitalization and stock ownership by various Directors. Except as disclosed in the prior sentence, there were no specific transactions, relationships or arrangements that were considered by the Board in determining the independence of any of the Directors.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all Sterling employees and Directors, including Sterling’s senior financial officers. The Code of Ethics is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com/corporategovernance.

Communication with the Board

Shareholders may send communications to the Board of Sterling by addressing such correspondence to:

Andrew J. Schultheis

Secretary

Sterling Financial Corporation

111 North Wall Street

Spokane, WA 99201

As Secretary of the Board, Mr. Schultheis monitors shareholder communications, forwards correspondence to the appropriate committee(s) or Director(s), and facilitates an appropriate response.

PROPOSAL 2: APPROVAL OF THE ADOPTION OF STERLING’S 2011 EMPLOYEE STOCK PURCHASE PLAN

Overview

The Board unanimously approved and adopted the 2011 Sterling Financial Corporation Employee Stock Purchase Plan (the “2011 ESPP”) on March 2, 2011, and is submitting the 2011 ESPP to shareholders for their approval and adoption at the 2011 Annual Meeting. A summary of the material provisions of the 2011 ESPP is set forth below. The summary is qualified in its entirety by the detailed provisions of the 2011 ESPP, which is attached as Appendix A to this proxy statement.

The 2011 ESPP provides employees the right to withhold a percentage of their compensation to be used to purchase shares of Sterling’s common stock. The 2011 ESPP is expected to become effective on August 1, 2011, subject to approval by the shareholders and, if approved, is expected to continue for ten years unless sooner terminated by the Board. We do not currently have an employee stock purchase plan in place. The 2011 ESPP provides Sterling discretion in setting eligibility requirements and benefits under the 2011 ESPP.

Reasons for the Employee Stock Purchase Plan

The Board believes that Sterling’s interests are best advanced by aligning shareholder and employee interests. The 2011 ESPP is intended to provide Sterling’s eligible employees with an opportunity to participate in Sterling’s success by permitting them to acquire an ownership interest in Sterling through periodic payroll deductions that would be applied toward the purchase of shares of Sterling common stock.

Plan Summary

The 2011 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2011 ESPP provides that it will be administered by the Board or any committee composed of members of the Board that has been designated by the Board to administer the 2011 ESPP. The Board has the authority to: (i) establish or change the duration of any offering period; (ii) limit or increase the frequency and/or number of changes in the amounts withheld during an offering period; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation; (iv) delegate all or any portion of its responsibilities or powers under the 2011 ESPP to persons selected by it; (v) establish new terms with respect to the shares under the 2011 ESPP; and (vi) establish other limitations or procedures that it determines are consistent with the administration of the 2011 ESPP.

The 2011 ESPP permits eligible employees to purchase common stock at a price between 85% and 100% of fair market value, as designated by the Board or its committee for each offering period. Subject to eligibility restrictions, all of the employees of Sterling, and Sterling’s designated subsidiaries, are eligible to participate in any of the offering periods of the 2011 ESPP. An otherwise eligible employee will not be permitted to participate in the 2011 ESPP if, immediately after participating, that person would own stock or outstanding options representing 5% or more of the common stock of Sterling, or if participating would permit the employee to purchase stock under Sterling employee stock purchase plans at an accrued rate of more than $10,000 of the fair market value of the stock in that calendar year or offering year, as defined in the 2011 ESPP.

Eligible employees may elect to participate in the 2011 ESPP by submitting a subscription agreement to Sterling’s payroll office prior to the applicable offering date. This form would specify the percentage of compensation the participant desires to have withheld to be used to purchase Sterling common stock. Each participant’s payroll deduction would be credited to a payroll deduction account. Payroll deductions commence on the first payroll date following the offering date and continue until the participant changes the rate of his or her contributions to zero or discontinues his or participation in the 2011 ESPP. On the last day of the offering period, each participant shall be deemed to have exercised rights under the 2011 ESPP to purchase shares of Sterling’s common stock. The number of shares each participant is deemed to have purchased is determined by dividing the current balance of the participant’s payroll deduction account by the purchase price as determined by the method established by the administrator prior to the beginning of the offering period.

Unless the participant withdraws from the 2011 ESPP before the end of an offering period, pursuant to the terms of the 2011 ESPP, shares will be purchased automatically on behalf of the participant on each purchase date, and the participant’s accumulated payroll deductions will be used to purchase the maximum number of full shares available to the participant. Any excess payroll deduction amounts not sufficient to purchase a full share shall be retained in participant’s accounts for the subsequent offering period. Sterling will not pay any interest to participants on funds withheld and Sterling will use any accrued interest on these funds for general operating purposes.

Upon termination of the participant’s employment for any reason, the employee shall cease being a participant under the 2011 ESPP, the participant will not have the right to purchase any additional shares under the 2011 ESPP and the balances of the employee’s contribution account shall be paid to the participant as soon as practical following termination.

The 2011 ESPP provides that a maximum of 2,000,000 shares are available for purchase under the plan. The number of shares that may be purchased, the number of shares subject to outstanding options and the exercise price of outstanding options is subject to adjustment in the event of any increase or decrease in the number of issued and outstanding shares of common stock as a result of one or more recapitalizations, reclassifications, stock splits, combinations of shares, exchanges of shares, stock dividends, or other distribution payable in capital stock, or other increase or decrease in shares; provided, however, that conversion of any convertible securities of Sterling shall not be deemed to have been “effected without receipt of consideration”.

The Board has the right to amend or terminate the 2011 ESPP at any time, but cannot make an amendment to increase the number of shares reserved under the 2011 ESPP without the approval of Sterling’s shareholders.

If the 2011 ESPP is terminated, the balance in each participant’s contribution account would be paid to each participant.

U.S. Federal Income Tax Consequences

The following is a brief summary of Sterling’s understanding of the U.S. federal income tax consequences to Sterling and to the participants subject to U.S. taxation with respect to the 2011 ESPP.

If the requirements of Section 423 of the Code are satisfied, the participant is not expected to realize taxable income at the time the participant purchases shares pursuant to the 2011 ESPP. If the participant disposes of shares purchased pursuant to the 2011 ESPP more than two years from the beginning of the offering period, as defined in the 2011 ESPP, and more than one year from the date on which the shares were purchased, a “qualifying disposition”, then the participant would be expected to recognize taxable income in an amount equal to the lesser of: (i) the excess of the fair market value of the common stock on the date of sale over the price at which the participant purchased the common stock; or (ii) the excess of the fair market value of the common stock at the beginning of the offering period over the purchase price. Any additional gain upon the sale of common stock is treated as long-term capital gain. If the shares of common stock are sold and the sale price is less than the purchase price, there is no ordinary income, and the participant has a long-term capital loss for the difference between the sale price and the purchase price.

If the participant disposes of shares of common stock purchased pursuant to the 2011 ESPP within two years after his or her entry date into the plan or within one year after the purchase date, a “disqualifying disposition”, the participant would be expected to recognize ordinary income on the excess, if any, of the fair market value on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date is expected to be capital gain or loss, which is long-term if the common stock had been held for more than one year.

The foregoing discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change. The discussion is a summary only, does not purport to be a complete description of the U.S. income tax aspects of the 2011 ESPP and does not constitute tax advice. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2011 ESPP. We recommend that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Required Shareholder Vote for Approval of the Proposal

If a quorum exists at the Annual Meeting, the approval of the adoption of Sterling’s 2011 Employee Stock Purchase Plan requires the affirmative vote of the holders of a majority of the votes cast, either in person or by proxy. Properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote on Proposal 2 at the Annual Meeting, the persons named in the proxy will vote the shares FOR Proposal 2. Abstentions and broker non-votes do not constitute votes cast and therefore will have no effect on the proposal.

The Board unanimously recommends that shareholders vote “FOR” the approval of the adoption of the Sterling 2011 Employee Stock Purchase Plan.

PROPOSAL 3: APPROVAL OF AN ADVISORY RESOLUTION APPROVING STERLING’S EXECUTIVE COMPENSATION

The ARRA, signed into law on February 17, 2009, includes a provision requiring TARP Capital Purchase Program participants, during the period in which any obligation arising from assistance provided under the Capital Purchase Program remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the SEC. As a TARP Capital Purchase Program participant and as a result of Treasury holding an equity position in Sterling, this requirement applies to any proxy, consent, or authorization for an annual or other meeting of Sterling’s shareholders. Under this legislation, the shareholder vote is not binding on Sterling’s Board, and may not be construed as overruling any decision by Sterling’s Board.

Therefore, shareholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve Sterling’s executive compensation policies and procedures as described below in “Compensation Discussion and Analysis,” the compensation tables, and related discussion in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse Sterling’s executive pay program.

The purpose of Sterling’s compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to Sterling’s long-term success and enhancement of shareholder value. The Board believes Sterling’s compensation policies and procedures achieve this objective, and therefore recommends shareholders vote “FOR” the proposal through the following resolution:

“RESOLVED, that the shareholders approve the compensation of Sterling’s executive officers, as described in the Compensation Discussion and Analysis and the tabular disclosure and accompanying narrative disclosure regarding named executive officer compensation in Sterling’s 2011 Annual Meeting Proxy Statement.”

Because this proposal is advisory, it will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee value shareholders’ opinions. Accordingly, both the Board and the Compensation Committee will review the voting results, seek to determine the cause or causes of any significant negative voting and will take them into consideration when considering future decisions regarding the compensation arrangements for Sterling’s named executive officers.

The Board unanimously recommends that shareholders vote “FOR” the resolution approving Sterling’s executive compensation.

EXECUTIVE OFFICERS

In addition to Mr. Seibly, the named executive officers of Sterling for 2010 were Daniel G. Byrne, Donn C. Costa, David S. DePillo, Ezra A. Eckhardt and Debbie L. Steck (the “Named Executive Officers”). Each of the Named Executive Officers has been deemed to be an executive officer pursuant to the rules of the SEC. Following the merger of Golf Savings Bank with and into Sterling Savings Bank in 2010, Mr. Costa and Ms. Steck are no longer deemed to be executive officers of Sterling. David S. DePillo was appointed as Chief Credit Officer of Sterling Savings Bank in October of 2010. Patrick J. Rusnak was appointed acting Chief Financial Officer effective January 31, 2011, pending regulatory approval, and as Chief Financial Officer of Sterling, effective February 15, 2011.

Daniel G. Byrne

Mr. Byrne, 56, served as Executive Vice President-Finance and Chief Financial Officer from 1983 until January 2011 when he became Sterling’s Corporate Development Executive. Mr. Byrne is also Assistant Secretary of Sterling, Assistant Secretary of Sterling Savings Bank and Assistant Secretary and Treasurer of INTERVEST-Mortgage Investment Company. He is a past Lieutenant Governor of Kiwanis International. Mr. Byrne is a past member of the board of trustees of Gonzaga Preparatory School, including its Executive Committee and its Finance Committee. He is President of the board of directors of Spokane Community Mental Health and past Chairman of the Parish Council of St. Thomas More Church. He is also a board member and Audit Committee Chairman for Ambassadors Group, Inc., a publicly traded corporation. He serves as a member of the American Institute of Certified Public Accountants, the Washington Society of Certified Public Accountants, the Financial Manager’s Society and is a past member of the American Community Bankers Association’s Accounting Committee. Mr. Byrne is a certified public accountant, and received a Bachelor’s degree in Accounting from Gonzaga University.

Donn C. Costa

Mr. Costa, 49, serves as Executive Vice President, Home Loan Division, of Sterling Savings Bank. He joined Sterling in July 2006 and served as the Executive Vice President of Golf Savings Bank until the merger of Golf Savings Bank with and into Sterling Savings Bank in July of 2010. Mr. Costa was formerly President of Lynnwood Financial Corporation, the former parent company of Golf Savings Bank, until the merger of Lynnwood Financial Corporation with and into Sterling in 2006. Mr. Costa is currently on the Seattle Mortgage Bankers Association board of directors and the board of directors of the Washington Mortgage Lenders Association. He received a Bachelor’s degree in Business Administration from Washington State University.

David S. DePillo

Mr. DePillo, 49, was appointed as Chief Credit Officer of Sterling Savings Bank effective October 2010. Mr. DePillo has more than 25 years of financial management, banking and investment experience. He most recently served as the Vice Chairman of the Board of Fremont General Corporation and of Fremont Investment & Loan, its wholly owned bank subsidiary, and served as President of both companies from 2007 to 2009. From 1999 through 2006, he served as the Vice Chairman, President and Chief Operating Officer of Commercial Capital Bancorp Inc. (“CCBI”) and its subsidiary companies. Prior to CCBI, Mr. DePillo served as a first Vice President and Director of multifamily banking for Home Savings of America, and as the President and Chief Operating Officer for its real estate development subsidiaries and for H.F. Ahmanson & Co., its thrift holding company. He received a Bachelor’s degree in Accounting from California State University Northridge.

Ezra A. Eckhardt

Mr. Eckhardt, 40, has served as Chief Operating Officer of Sterling since November 2009, as President of Sterling Savings Bank since December 2009, and as Chief Operating Officer of Sterling Savings Bank since January 2009. Mr. Eckhardt began serving as acting Chief Operating Officer of Sterling and acting President of

Sterling Savings Bank, subject to regulatory approval, in October 2009. He previously served as Chief Administrative Officer of Sterling Savings Bank, beginning in September 2006, and joined Sterling as Technical Corporate Services Manager in August 2004. Mr. Eckhardt is an adjunct professor at the Gonzaga University Graduate School of Business, a member of the Greater Spokane Incorporated Higher Education Leadership Group, a member of the board of directors for the Spokane affiliate of Habitat for Humanity, and was appointed by Governor Christine Gregoire to the board of directors of SIRTI (formerly known as Spokane Intercollegiate Research and Technology Institute). He is a distinguished graduate of the U.S. Military Academy at West Point. Mr. Eckhardt also has earned a Masters of Business Administration from Gonzaga University and has advanced training in applied statistics from the Rochester Institute of Technology.

Patrick J. Rusnak

Mr. Rusnak, 47, serves as Chief Financial Officer of Sterling. Mr. Rusnak previously served in several executive roles for AmericanWest Bank, including as Chief Executive Officer from July 2008 to December 2010, as Director from November 2008 to December 2010, as Chief Financial Officer from March 2007 to December 2010 and as Chief Operating Officer from September 2006 to July 2008. He also served in the same capacities for AmericanWest Bancorporation, which is now a de-registered bank holding company, with service as Chief Executive Officer, Chief Financial Officer and Director expected to conclude upon completion of the bankruptcy liquidation process in 2011. Prior to his employment with AmericanWest Bancorporation, Mr. Rusnak was the Chief Operating Officer of Western Sierra Bancorp from May 2005 through June 2006. Mr. Rusnak has also held the position of Executive Vice President of Umpqua Holdings Corporation from July 2004 to February 2005 and as Executive Vice President/Chief Financial Officer of Humboldt Bancorp from October 2000 until its acquisition by Umpqua Holdings Corporation. Mr. Rusnak received a Bachelor’s of Science degree from Saint Joseph’s University and is also a graduate of the BAI Banking School at Vanderbilt University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Current economic conditions in Sterling’s marketplace have continued to have a significant influence on Sterling’s operations and performance, as reflected by the credit-related losses that Sterling has reported. These conditions have had an impact on Sterling and the compensation of its Named Executive Officers as reflected by:

•

A management change in 2009 that resulted in the appointment of a new Chief Executive Officer of Sterling and Sterling Savings Bank and a new Chief Operating Officer of Sterling and President of Sterling Savings Bank.

•	The imposition of new regulatory prohibitions that prevent Sterling from providing the Named Executive Officers with severance, bonuses, retention awards and other incentive compensation.

•

The decision by the Sterling Board to not increase base salaries or other compensation for Sterling’s Named Executive Officers for 2010 prior to successful completion of Sterling’s Recapitalization, and subsequent to the completion of Sterling’s Recapitalization, the decision by the Sterling Board during the fourth quarter of 2010 to increase the base salaries of certain officers as follows:

Executive	Beginning 2010 Base Salary ($)	New 2010 Cash Salary ($)	New 2010 Salary Stock ($)
J. Gregory Seibly	500,000	750,000	562,500
Ezra A. Eckhardt	475,000	525,000	315,000

The purpose of this Compensation Discussion and Analysis is to explain what the elements of compensation are, why the Compensation Committee selects these elements, and how the Compensation Committee determined the relative size of each element of compensation for 2010 in light of the factors described above.

Compensation Philosophy and Objectives

Sterling seeks to attract and retain a highly qualified management team and promote a strong pay-for-performance culture by aligning compensation with superior short and long-term performance that builds shareholder value.

Sterling’s Board believes that compensation should:

•	relate to the value created for shareholders by being directly tied to the financial performance and condition of Sterling and each executive officer’s contribution thereto;

•	reward individuals who help Sterling achieve its short-term and long-term objectives and thereby contribute significantly to the success of Sterling;

•

help to attract and retain the most qualified individuals available by being competitive in terms of compensation paid to persons having similar responsibilities and duties in other companies in the same and closely-related industries; and

•	reflect the qualifications, skills, experience and responsibilities of each executive officer.

Sterling uses a compensation framework with multiple payment components to balance various short-term and long-term objectives. This framework is designed to balance the executives’ need for current cash, security, and funds to cover taxes on long-term incentives with the need to align executives’ long-term interests with those of shareholders. Short-term objectives are addressed through vehicles such as salary and annual incentives, while long-term objectives are addressed through vehicles such as equity grants.

The appropriate level of compensation for each officer or employee of Sterling is expected to vary based upon Sterling’s overall performance, Sterling’s financial performance, market compensation rates and an individual’s experience, tenure and relative responsibility within the organization and attainment of his or her personal objectives and contribution to the attainment of Sterling’s objectives. While the overall compensation philosophy of Sterling is tied to a pay for performance approach, the current compensation packages of Sterling’s executive officers have undergone significant modification due to the limitations imposed on Sterling due to its participation in the TARP Capital Purchase Program. See “—Regulatory Compliance” below for further information about these limitations.

Role of Compensation Committee

The Compensation Committee, which is composed of four independent Directors, is responsible for performing compensation committee functions, as provided under the rules of the SEC, including administration of the compensation of the CEO and the other executive officers and oversight of all of Sterling’s executive compensation programs, policies and governance. The Compensation Committee is also responsible for ensuring that Sterling’s incentive compensation does not encourage unnecessary and excessive risks that threaten the value of the financial institution and that Sterling has limited any features in the plans that may encourage the manipulation of Sterling’s reported earnings to enhance the compensation of an employee.

The primary purpose of the Compensation Committee is to conduct reviews of Sterling’s general executive compensation policies and strategies and oversee and evaluate Sterling’s overall compensation structure to ensure that Sterling’s compensation objectives are fulfilled and in compliance with the applicable regulatory requirements. Because Sterling is a Capital Purchase Program participant, Sterling’s Compensation Committee is required to meet no less than semiannually in executive session and assess a number of factors, without giving specific weight to any one factor, in designing and evaluating Sterling’s compensation framework. The actions taken by the Compensation Committee are subject to review and appropriate approval of Sterling’s Board.

Direct responsibilities of the Compensation Committee as set forth in the Committee’s Charter include, but are not limited to: evaluating and approving goals and objectives relevant to compensation of the CEO and other executive officers, and evaluating the performance of the executives in light of those goals and objectives; determining and approving the compensation level for the CEO; approving or reviewing the compensation structure for other key executive officers; evaluating and approving all grants of equity-based compensation to executive officers; recommending to the Board compensation policies for outside Directors; reviewing performance-based and equity-based incentive plans for the CEO and other executive officers and reviewing other benefit programs presented to the Compensation Committee by the CEO; and conducting a risk assessment of Sterling’s compensation programs to ensure that Sterling’s incentive compensation does not encourage unnecessary and excessive risks that threaten the value of the institution.

Role of Sterling’s Management

Sterling’s compensation framework is also designed to ensure direct supervision and accountability with regard to performance evaluations at each level of the organization. For this reason, the Compensation Committee is directly responsible for determining the total compensation level and individual components of the CEO’s compensation package, who in turn is directly responsible for determining the compensation packages for the executives that report directly to the CEO, for approval by the Compensation Committee. This system continues in sequence throughout Sterling’s reporting structure, so that the compensation of each employee is always based upon an evaluation of the employee’s performance by the employee’s direct supervisor, subject to approval by the next higher level of management, and an overall review by Sterling’s human resources department.

Direct responsibilities of Sterling’s management include, but are not limited to: providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with Sterling’s objectives; recommending changes, if necessary to ensure achievement of all program objectives; and determining pay levels, payout and/or awards for key executive officers other than the CEO.

Role of Compensation Consultant

The Compensation Committee is advised from time to time by outside compensation consultants on its compensation policies and programs. From 2004 until 2010, the Compensation Committee retained the firm of Amalfi Consulting, LLC as its compensation consultant to assist in the continual development and evaluation of compensation policies and the Compensation Committee’s determinations of compensation awards. In 2009, Sterling engaged Amalfi Consulting to assist in the following initiatives: 1) conduct an updated total compensation market analysis for Sterling’s executive officers; 2) conduct an updated market analysis of Board compensation; 3) provide assistance in understanding the impact of the regulatory environment on Sterling’s compensation programs and 4) assist in developing a framework from which to evaluate compensation-related risk. The Compensation Committee reviews the results of these and other studies prior to making any policy decisions that impact executive compensation.

In October 2010, following the successful Recapitalization, Sterling retained the firm of Fred Cook as its compensation consultant. In 2010, Sterling engaged Fred Cook to assist in the following initiatives: 1) conduct an updated total compensation market analysis for Sterling’s CEO, Mr. Seibly, and Chief Operating Officer (“COO”) Mr. Eckhardt; 2) review and advise on Sterling’s risk review process and analysis tools; 3) advise on the implementation of an employee stock purchase plan; and 4) provide Sterling a total compensation market analysis in anticipation of Sterling’s hiring of a new Chief Financial Officer in 2011.

Peer Group Benchmarking

Working with Amalfi Consulting, Sterling compiled a peer group for compensation benchmarking in 2009. The peer group was based on commercial banking institutions that most closely resembled Sterling from a business perspective, including institutions that as of December 31, 2008, had assets of between $8.5 billion and $17.5 billion; and consumer loan concentrations that did not exceed 70% of their total portfolio. Nineteen total peer institutions were chosen to ensure that any statistical analysis of the peer group would be valid and not significantly impacted by the movement of a small subset of the peers. The peer group is the same as the group used for compensation studies in 2008 and 2009 except that one institution, UCBH Holdings, Inc., has been replaced by Commerce Bancshares due to the failure of United Commercial Bank, the wholly owned subsidiary of UCBH Holdings, Inc., on November 6, 2009.

Following the retention of Fred Cook, it was determined that Sterling’s existing peer group of nineteen banks would be acceptable in considering the 2010 compensation review process in light of the successful completion of Sterling’s Recapitalization and the need to attract and retain an appropriate senior leadership team.

These companies previously recommended by Amalfi Consulting and approved by Fred Cook and the Compensation Committee to be included in Sterling’s peer group were as follows:

Compensation Peer Group

Company Name	Ticker	City	State	Total Assets 2009Y ($000)
1 BancorpSouth, Inc.	BXS	Tupelo	MS	13,167,867
2 Bank of Hawaii Corporation	BOH	Honolulu	HI	12,414,827
3 Citizens Republic Bancorp, Inc.	CRBC	Flint	MI	11,931,631
4 City National Corporation	CYN	Beverly Hills	CA	21,078,757
5 Commerce Bancshares, Inc.	CBSH	Kansas City	MO	18,120,189
6 Cullen/Frost Bankers, Inc.	CFR	San Antonio	TX	16,288,038
7 East West Bancorp, Inc.	EWBC	Pasadena	CA	20,559,212
8 First Citizens BancShares, Inc.	FCNCA	Raleigh	NC	18,466,063
9 Fulton Financial Corporation	FULT	Lancaster	PA	16,635,635
10 International Bancshares Corp.	IBOC	Laredo	TX	11,762,534
11 South Financial Group, Inc.	TSFG	Greenville	SC	11,894,982
12 Susquehanna Bancshares, Inc.	SUSQ	Lititz	PA	13,689,262
13 TCF Financial Corporation	TCB	Wayzata	MN	17,885,175
14 Umpqua Holdings Corporation	UMPQ	Portland	OR	9,381,372
15 Valley National Bancorp	VLY	Wayne	NJ	14,284,153
16 Webster Financial Corporation	WBS	Waterbury	CT	17,739,197
17 Whitney Holding Corporation	WTNY	New Orleans	LA	11,892,141
18 Wilmington Trust Corporation	WL	Wilmington	DE	11,097,100
19 Wintrust Financial Corporation	WTFC	Lake Forest	IL	12,215,620

Sterling Financial Corporation	STSA	Spokane	WA	9,493,169	(1)

(1)	This figure represents total assets as of December 31, 2010. Total assets as of December 31, 2009 were $10.88 billion.

Regulatory Compliance

Recent regulatory changes have impacted Sterling’s compensation program in a number of ways, including limiting Sterling’s ability to provide its senior executive officers with severance payments, performance bonuses, retention awards or other incentive compensation. A description of these regulatory changes follows:

TARP Compensation Standards. EESA, enacted on October 3, 2008, authorized Treasury to establish the TARP program to purchase, and to make and fund commitments to purchase, troubled assets or preferred equity from any financial institution in accordance with EESA and those policies and procedures developed and published by the Secretary of the Treasury.

As a result of Sterling’s participation in the TARP Capital Purchase Program, Sterling, in accordance with the EESA, as amended by ARRA, is required to comply with a number of executive compensation standards during the period of time that Treasury holds an equity position in Sterling.

On February 23, 2009 and again on September 28, 2009, Sterling held a regular meeting of the Board, in which they resolved to comply with all the restrictions imposed under EESA, as amended by ARRA, and any rules and regulations promulgated thereunder. The Board directed management of Sterling and its subsidiaries to take all steps necessary to ensure that Sterling complies with EESA, as amended by ARRA, and the rules and regulations promulgated thereunder, including complying with the following limitations:

•	No unnecessary and excessive risk. The Compensation Committee is required to review Sterling’s senior executive officer compensation programs with Sterling’s senior risk officers and certify that

Sterling has made reasonable efforts to ensure that the incentive compensation arrangements do not encourage unnecessary risks that threaten Sterling’s value. As Sterling has previously disclosed, the Compensation Committee has reviewed Sterling’s compensation programs and made the required certifications.

•

Limited deductible compensation. Sterling is prohibited from taking a tax deduction for annual compensation over $500,000, per person, as provided under Section 162(m) of the Internal Revenue Code, as amended by EESA.

•

Prohibition on severance. Sterling is prohibited from making severance payments to the senior executive officers and the next five most highly compensated employees, other than payments for services performed or benefits accrued.

•

Prohibition on bonuses, retention awards, and other incentive compensation. Sterling is prohibited from paying or accruing any bonus, retention award or incentive compensation to any senior executive officer or any of the next ten most highly compensated employees subject to certain exemptions. The exceptions are limited, although Sterling will be permitted to award long-term restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as such restricted stock does not fully vest during the period Sterling participates in the Capital Purchase Program.

•

Clawback. Sterling must recover bonuses, retention awards and incentive compensation paid to senior executive officers and the next 20 most highly compensated employees if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (whether or not the executive was at fault, any misconduct occurred, or the financial statements were restated).

•

Prohibition on compensation plans that “encourage” earnings manipulation. Sterling is prohibited from implementing any compensation plan that would encourage manipulation of Sterling’s reported earnings in order to enhance the compensation of any of its employees.

•	Shareholder “say-on-pay” vote. Sterling must permit an annual non-binding shareholder vote to approve the compensation of executives.

•	Luxury expenditure policy. Sterling must adopt a company-wide policy regarding excessive or luxury expenditures.

•

CEO/CFO certifications. The Chief Executive Officer and Chief Financial Officer of Sterling must both file a written certification of compliance with the executive compensation section of EESA, as amended by ARRA, as Exhibit 99.1 to Sterling’s Annual Report on Form 10-K.

•

Compensation committee. Sterling must have a compensation committee, or a committee that performs the functions of a compensation committee, that is comprised entirely of independent directors and meets at least semiannually to discuss and evaluate Sterling’s employee compensation plans to assess any risk to Sterling posed by such plans.

•

Treasury review of prior payments. ARRA directs Treasury to review bonuses, retention awards and other compensation paid to the senior executive officers and the next 20 most highly compensated employees of each company receiving Capital Purchase Program assistance before ARRA was enacted, and to “seek to negotiate” with the Capital Purchase Program recipient and affected employees for reimbursement if it finds any such payments were inconsistent with Capital Purchase Program or otherwise in conflict with the public interest.

On June 10, 2009, Treasury issued an Interim Final Rule (the “IFR”), which became effective June 15, 2009, to provide guidance on the executive compensation and corporate governance provisions under EESA, as amended by ARRA, that are applicable to TARP Capital Purchase Program participants. Sterling has continued to take the necessary steps to ensure continued compliance with the IFR. As additional rules and regulations are promulgated under Section 111 of EESA, as amended by ARRA, the Compensation Committee will consider them and make appropriate changes to Sterling’s executive compensation programs.

Other Regulatory Requirements. In December 2009, Sterling entered into a written agreement (the “Reserve Bank Agreement”) with the Federal Reserve Bank of San Francisco (the “Reserve Bank”) to enhance Sterling’s ability to act as a source of strength for Sterling’s wholly owned banking subsidiary, Sterling Savings Bank. Among other restrictions, Sterling is required to preserve and increase capital levels, increase management oversight and obtain approval from the Reserve Bank, before making certain business decisions, including decisions with regard to the appointment and compensation of senior executive officers. In addition, similar to the restrictions under TARP on severance in 2010, Sterling was required to comply with the restrictions on golden parachute payments under 12 CFR part 359 of the FDIC’s rules and regulations, or any successors thereto (“Part 359”). So long as Sterling is subject to EESA, as amended by ARRA, and the Agreement with the Reserve Bank, Sterling’s ability to make certain payments under existing and future employment agreements will continue to be impacted.

2010 Compensation of Named Executive Officers

Following the successful Recapitalization in August 2010, the Compensation Committee retained Fred Cook in October 2010 to assist in reviewing Named Executive Officer compensation. The Compensation Committee and the Board considered the current challenging economic environment as well as the individual efforts of the Named Executive Officers in the successful Recapitalization and the need to ensure continuity of management for Sterling. The Board ultimately decided to increase base salaries for certain Named Executive Officers, these increases included two components, cash salary and salary stock and were largely dependent upon an executive’s compensation level as compared to executives in Sterling’s peer group. In 2009, the TARP Special Master determined that compensation in the form of immediately vested stock (salary stock) was consistent with the public interest if structured in the long-term interest of shareholders. Although Sterling is not subject to the Special Master’s additional oversight, in 2010, following the review of its components of compensation and through the recommendation of Fred Cook, Sterling determined that implementing salary stock as an additional form of compensation would help to balance the long-term interests of shareholders and the need to retain key executives at Sterling. The amount of stock granted on each payroll date is determined by dividing the dollar value of the salary stock earned over the applicable payroll period by the market price of Sterling common stock on the last day of each payroll period. Additionally, salary stock is fully vested but subject to transfer or payment restrictions, until it is distributed to each recipient. Lastly, in order to recognize the individual efforts of certain executive officers in Sterling’s Recapitalization, the Board also considered and approved long-term restricted stock grants for certain Named Executive Officers.

In addition to the considerations discussed above, the Compensation Committee and the Board also considered the recommendations of Fred Cook and Sterling management in making its determination for each individual Named Executive Officer, as described in more detail below:

Daniel G. Byrne. When the Compensation Committee and the Board reviewed Mr. Byrne’s base salary in 2009, it determined to increase Mr. Byrne’s salary by an amount that ensured that the total cash compensation received by Mr. Byrne was in line with the market median at that time for executives with comparable levels of responsibility within the peer group. During 2010, the Board determined that Mr. Byrne’s base salary did not need to be increased, but approved an award of long-term restricted stock valued at $220,003 to Mr. Byrne on December 14, 2010, in recognition of his efforts in connection with the Recapitalization. The grant was made in the form of TARP restricted stock units, with 75% of the award vesting on the second anniversary of the grant date and the remainder of the award vesting on the third anniversary of the grant date.

Donn C. Costa. When the Compensation Committee and the Board reviewed Mr. Costa’s base salary in 2009, it determined to increase Mr. Costa’s salary by an amount that ensured that the total cash compensation received by Mr. Costa was within 10% of the market median at that time for executives with comparable levels of responsibility within the peer group. During 2010 the Board determined that Mr. Costa’s base salary did not need to be increased, but approved an award of long-term restricted stock valued at $125,007 to Mr. Costa on December 14, 2010, in recognition of his efforts in connection with the Recapitalization. The grant was made in the form of TARP restricted stock units, with 75% of the award vesting on the second anniversary of the grant date and the remainder of the award vesting on the third anniversary of the grant date.

David S. DePillo. In October 2010, Mr. DePillo began serving as Chief Credit Officer of Sterling Savings Bank. Pursuant to the terms of his employment, Mr. DePillo is entitled to receive a base salary of $350,000. Mr. DePillo received additional cash compensation of $1,000,000 in 2010, with this amount subject to clawback if his employment is voluntarily terminated prior to December 31, 2011.

Ezra A. Eckhardt. In October 2010, the Compensation Committee and the Board considered the compensation of the COO relative to that of executives in Sterling’s peer group. In considering a compensation adjustment, the Board balanced the desire to retain Mr. Eckhardt as COO and as an important part of Sterling’s management team against regulatory restrictions and the current economic environment and performance of Sterling. In addition, the Compensation Committee and the Board took into consideration the fact that Mr. Eckhardt had not received an increase in base salary in connection with his promotion to COO in late 2009. In connection with this review of his compensation, it was determined that the COO, as compared to similar executives in Sterling’s peer group, was below the 25th percentile in total direct compensation. Given the successful Recapitalization and Sterling’s desire to attract and retain a highly skilled and qualified management team, the Board increased the total compensation of Mr. Eckhardt to a discretionary level that reflected his fundamental role within the executive management team, was appropriate relative to other members of the executive management team and that recognized his individual efforts in the completed Recapitalization. The Committee and the Board reviewed COO compensation within the peer group to confirm that Mr. Eckhardt’s new total compensation package was in line with the median range for compensation at such peer institutions. Effective October 11, 2010, the Board approved an increase to the base salary of Mr. Eckhardt, resulting in a cash salary of $525,000. In December 2010, salary stock was awarded to Mr. Eckhardt, in the amount of $315,000, with a retroactive effective date of October 11, 2010. For salary stock grants earned during 2010, 50% will be distributed on April 1, 2011 and 50% on October 1, 2011. There are no provisions for early release of these transfer restrictions in the event of retirement, involuntary termination of employment or change in control, or for any other reason. Subsequent to 2010, Mr. Eckhardt received a TARP restricted stock unit award in the amount of $273,892, which was granted on January 28, 2011, with 75% of the award vesting on the second anniversary of the grant date and the remainder of the award vesting on the third anniversary of the grant date.

J. Gregory Seibly. In October 2010, the Compensation Committee and the Board considered the compensation of the CEO relative to that of executives in Sterling’s peer group. In considering a compensation adjustment, the Board balanced the desire to retain Mr. Seibly as CEO and as an important part of Sterling’s management team against regulatory restrictions and the current economic environment and performance of Sterling. In addition, the Compensation Committee and the Board took into consideration the fact that Mr. Seibly had not received an increase in base salary in connection with his promotion to CEO in late 2009. In connection with this review of compensation, it was determined that the CEO, as compared to similar executives in Sterling’s peer group, was well below the 25th percentile in total direct compensation. Given the successful Recapitalization and Sterling’s desire to attract and retain a highly skilled and qualified management team, the Board increased the total compensation of Mr. Seibly to a discretionary level that reflected his leadership of the executive management team, was appropriate relative to other members of the executive management team, and that recognized his essential role in the completed Recapitalization. The Committee and the Board reviewed CEO compensation within the peer group to confirm that Mr. Seibly’s new total compensation package was in line with the median range for compensation at such peer institutions. Effective October 11, 2010, the Board approved an increase to the base salary of Mr. Seibly, resulting in a cash salary of $750,000. In December 2010, salary stock was awarded to Mr. Seibly, in the amount of $562,500, with a retroactive effective date of October 11, 2010. For salary stock grants earned during 2010, 50% will be distributed on April 1, 2011 and 50% on October 1, 2011. There are no provisions for early release of these transfer restrictions in the event of retirement, involuntary termination of employment or change in control, or for any other reason. Subsequent to 2010, Mr. Seibly received a TARP restricted stock unit award in the amount of $330,967, which was granted on January 28, 2011, with 75% of the award vesting on the second anniversary of the grant date and the remainder of the award vesting on the third anniversary of the grant date.

Debbie L. Steck. During 2010, the Board determined that Ms. Steck’s base salary did not need to be increased, but approved an award of long-term restricted stock valued at $60,004 to Ms. Steck on December 14,

2010, in recognition of her efforts in connection with the Recapitalization. The grant was made in the form of TARP restricted stock units, with 75% of the award vesting on the second anniversary of the grant date and the remainder of the award vesting on the third anniversary of the grant date.

Components of Compensation

Historically, the executive compensation program has been comprised of base salary, long-term compensation (stock options, restricted stock and deferred compensation), benefits, and perquisites. In addition to the foregoing elements of executive compensation, in 2010, following the recommendations of Fred Cook, Sterling elected to include salary stock as a component of compensation for certain executive officers. Base salary and perquisites provide a base level of compensation to the executives as well as some degree of security and encourage the executives’ day-to-day productivity. Long-term incentives are designed to motivate the executives to focus on long-term strategic goals that will produce both outstanding financial performance for Sterling and long-term rewards for the executives. Employment agreements are designed to meet Sterling’s goal of attracting and retaining a stable team of effective leaders while providing non-competition and other protections for Sterling. Currently, the following Named Executive Officers operate under employment agreements: Mr. Seibly, Mr. Byrne and Mr. Eckhardt. See “—Potential Post Employment Payments” for a more detailed discussion of the Named Executive Officers’ employment agreements. Due to the current restrictions under EESA and ARRA, Sterling is prohibited from including annual cash incentives, such as bonuses, and certain types of long-term incentives, such as stock options, as part of the compensation packages for Sterling’s executive officers.

Base Salary. Sterling pays its executives base salaries intended to be competitive and to take into account the individual’s qualifications, experience, performance, responsibilities, and past and potential contribution to the company. The Compensation Committee also takes into account Sterling’s financial and operating performance as compared with industry averages, and considers the diverse skills required of its executives to manage its operations and performance. Historically, the Compensation Committee also reviews the peer group data to confirm that the base salary levels are competitive with comparable positions at peer institutions.

Annual Cash Incentive Compensation. In compliance with the compensation restrictions under EESA, as amended by ARRA, Sterling does not currently provide incentive compensation to its Named Executive Officers or any of the next ten most highly compensated employees.

Long-Term Incentive Plans. The Compensation Committee believes that long-term incentive plans, such as the 2010 Long-Term Incentive Plan, provide a competitive incentive that links the achievement of long-term financial goals and individual performance, resulting in greater shareholder value. The purpose of these plans is to encourage the ownership of Sterling common stock, attract and retain qualified employees, develop and maintain strong management and employee loyalty, and give suitable recognition to an individual’s material contributions to Sterling’s success. Sterling believes that awarding units of restricted stock to executives provides greater retention value and creates stronger ownership alignment among executives and shareholders than awarding stock options because stock options may encourage executives to focus on short-term increases in Sterling’s stock price since stock option awards only have value if the stock price increases above the fair market value option price set on the date of the original grant.

In determining the amount of equity awards to be granted to the Named Executive Officers for 2010 performance, the Compensation Committee and the Board, after consultation with management, selected discretionary amounts for each Named Executive Officer, that did not exceed the TARP limitations on long-term restricted stock grants and that the Compensation Committee and the Board believed were commensurate with each individual’s performance and position at Sterling. See “—Grants of Plan-Based Awards” for the details of each restricted stock grant or stock option grant.

Supplemental Executive Retirement Plan. In January 2002, to provide retirement benefits for highly compensated key executives and to supplement benefits under any plans qualified under Section 401(a) of the

Internal Revenue Code, Sterling adopted a Supplemental Executive Retirement Plan (the “SERP”). After 2002, Sterling discontinued new participation in the SERP. In 2010, Mr. Byrne was the only Named Executive Officer participating in the SERP. The SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for certain key employees of Sterling. Depending on their classification under the Plan, participants will receive from 40% to 60% of their annual salary amount as of January 1, 2002, for 10 to 15 years, beginning at normal retirement age. Retirement benefits vest at the rate of 10% per year of service. Except for participants who have completed 25 years of service, benefits are reduced for early retirement. The present value of the retirement benefits becomes 100% vested if, within three years of a change in control of Sterling, either the Plan or the participant’s employment are terminated. Although the benefits provided under the SERP are considered in determining the overall compensation of the executive officers, in general they do not impact the other types of compensation provided to them.

Deferred Compensation Plans. Since 1984, Sterling has maintained a nonqualified Deferred Compensation Plan (the “Old DCP”) intended to link compensation to the long-term performance of Sterling and to provide employees with a strong incentive for increasing shareholder value. No further contributions have been made to this plan since 2001. As of December 31, 2010, Mr. Byrne is the only participant in the Old DCP. All amounts in a participant’s account become 100% vested upon death, disability, normal retirement age of 60, upon a change in control, or upon termination of the Plan. Prior to such an event, amounts in a participant’s account vest at the rate of 10% per year of service from and after the year of contribution, provided that such vesting is accelerated so that each participant shall reach 100% vesting by age 60. Payment may be in a lump sum or in installments as determined by the Board, and installments may be accelerated by the Board. Payment must be commenced within one year of the termination of the participant’s employment with Sterling.

Due to the enactment of Section 409A of the Internal Revenue Code, the Old DCP was divided into two plans: one for balances that accrued and vested prior to January 1, 2005, which are not subject to Section 409A and one for balances vesting from and after January 1, 2005, which must comply with the rules and restrictions of Section 409A. Mr. Byrne is the only participant with balances in the segregated plan for benefits vesting from and after January 1, 2005, called the 2005 Deferred Compensation Plan (the “2005 DCP”).

As employer contributions were suspended in 2001 under the Old DCP, in 2006, Sterling Savings Bank adopted a new nonqualified Deferred Compensation Plan (the “Sterling Savings DCP”), which is primarily funded through employee deferral contributions. The Sterling Savings DCP was designed to retain and attract key employees and Directors while serving as a vehicle to assist participants in deferring current compensation to a time when taxes may be at a more personally beneficial rate and aid in saving for long-term financial needs. Although the Sterling Savings DCP does allow for employer contributions, other than a few signing bonuses related to new hires or retention following corporate acquisitions, no employer contributions have been made to this Plan. Plan participation is limited to Directors and a select group of management or highly compensated employees as determined by the plan committee. Currently, the following Named Executive Officers participate in the Sterling Savings DCP: Mr. Byrne, Mr. Costa, Mr. Eckhardt and Mr. Seibly.

Perquisites. Certain key employees of Sterling receive benefits that are designed to reward their contributions to Sterling and to encourage their productivity and continued service to Sterling. A number of the perquisites provided to the Named Executive Officers, such as athletic club memberships, are deemed to provide business value to Sterling because they provide a place for executives to continue to interact with customers and develop business during non-business hours. Perquisites provided to certain Named Executive Officers during 2010 included an auto allowance and payment of club dues. These perquisites were negotiated between Sterling and the executive officers as part of their employment package, and were deemed by Sterling to be appropriate for the executive officers’ positions. Although the perquisites are considered in determining the overall compensation of the executive officers, the amounts involved are not deemed to be so material as to impact the other types of compensation provided to them.

Employment Agreements

During 2010, Sterling did not enter into any new employment agreements or amend any existing employment agreements with its Named Executive Officers. However, Sterling did offer the position of Chief Credit Officer of Sterling Savings Bank to Mr. DePillo. Although no formal employment agreement was entered into, Sterling Savings Bank and Mr. DePillo agreed to the terms of an offer letter, providing for a base salary of $350,000 and additional cash compensation of $1,000,000 upon his commencement of service as Chief Credit Officer. All increases to the compensation of the Named Executive Officers during 2010 were made pursuant to the terms of existing agreements.

Subsequent to 2010, Sterling and Mr. Byrne entered into a new employment agreement reflecting Mr. Byrne’s transition into the role of Corporate Development Executive to focus his expertise on Sterling’s external growth and development strategies. Under the terms of his new employment agreement, Mr. Byrne will receive an annual base salary of $235,000. In the event Mr. Byrne is terminated without cause, he would be entitled to two years of severance pay in an amount equal to the highest annual rate of base salary paid in the last three years of employment. Under this new agreement, in the event Mr. Byrne’s employment is terminated within 24 months following a change in control for any reason other than for cause or by Mr. Byrne due to a constructive discharge, Sterling is obligated to pay Mr. Byrne an amount equal to two times his “Annual Compensation”, which is defined to include salary at the highest annual rate over the last three years of employment, bonus and the amount of contributions made or to be made by Sterling on behalf of Mr. Byrne in the year of termination to pension and welfare plans maintained by Sterling. Mr. Byrne would be entitled to any vested benefits in the employee benefit programs and compensation plans and programs in which he participates as determined by the plan then in effect and any stock options and other incentive awards held by Mr. Byrne would become fully vested and exercisable. In addition, Mr. Byrne is bound by a non-compete clause for a period of one year and a non-solicitation clause for a period of two years following a termination for cause or a voluntary termination of employment with Sterling for reasons other than a constructive discharge or permanent disability.

Policy on Equity Ownership and Timing of Equity Grants

Sterling does not specifically require that its executive officers own Sterling common stock, but does award stock and stock options pursuant to Sterling’s long term incentive plans in part to ensure that the executive officers’ financial incentives are aligned with those of Sterling’s shareholders. In order to avoid creating conflicts between an executive officer’s interests and the interests of shareholders, Sterling’s Insider Trading Policy prohibits all Sterling personnel from trading in options, warrants, puts and calls or similar instruments on Sterling securities, selling Sterling securities short, or holding Sterling securities in margin accounts. The Insider Trading Policy also generally prohibits pledges of their shares of Sterling common stock as collateral for loans or other financing transactions unless in compliance with the restrictions of the policy.

It is generally the Board’s policy to grant all awards of shares of Sterling common stock and options to purchase shares of Sterling common stock during the open window in January following the release of earnings for the fourth quarter and fiscal year to increase the likelihood that the awards will be priced at a time when the market has full access to information about Sterling’s performance.

Summary Compensation Table

The following table sets forth information concerning compensation received by the Named Executive Officers for services in all capacities to Sterling and its subsidiaries during the fiscal year ended December 31, 2010.

Name and Position	Year	Salary ($)	Bonus(1) ($)		Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)		All Other Compen- sation(3) ($)		Total ($)
J. Gregory Seibly	2010	548,126	0		108,028	0	0	0		12,975		669,129
CEO of Sterling and Sterling Savings Bank	2009 2008	479,231 325,000	0 0		37,000 213,480	0 0	0 0	0 0		19,838 34,488		536,069 572,968

Daniel G. Byrne	2010	500,000	0		220,003	0	0	27,731		14,721		762,455
Executive Vice President and CFO of Sterling	2009 2008	469,969 276,000	0 0		74,000 355,800	0 0	0 0	236,677 39,713	(4)	16,368 25,635		797,014 697,148

Ezra A. Eckhardt	2010	484,702	0		60,490	0	0	0		12,956		558,148
Chief Operating Officer of Sterling and President and Chief Operating Officer of Sterling Savings Bank	2009 2008	449,923	0		37,000	0	0	0		5,775		492,698

David S. DePillo	2010	56,538	1,000,000	(5)	0	0	0	0		221,903	(6)	1,278,441
Chief Credit Officer of Sterling Savings Bank	2009 2008

Donn C. Costa	2010	487,180	0		125,007	0	0	0		10,245		622,432
Executive Vice President, Home Loan Division of Sterling Savings Bank	2009 2008	487,500 370,000	0 0		18,500 0	0 21,002	0 0	0 0		17,470 21,856		523,470 412,858

Debbie L. Steck	2010	550,513	0		60,004	0	0	0		9,775		620,292
Former Chief Operating Officer of Golf Savings Bank	2009 2008	514,576	7,170	(7)	0	2,093	0	0		5,775		529,614

(1)	Represents dollar amounts earned for the fiscal year indicated. Sterling generally pays bonus compensation in January, following completion of the fiscal year in which it is earned.

(2)	Represents the grant date fair value of TARP RSU awards made during 2010 as determined for financial reporting purposes for Messrs. Byrne and Costa, and Ms. Steck. For 2010 salary stock awarded to Messrs. Seibly and Eckhardt, the measurement date for determining the amount of salary stock awarded is based on the end of the applicable payroll period and the grant date is the payroll date on which all compensation for that pay period is paid. Due to the administrative delay for processing payroll, the value of the stock may fluctuate between these dates. The value presented in the table for Messrs. Seibly and Eckhardt reflects the dollar value of salary stock awarded by the Board as of each measurement date which determines the number of shares granted for each payroll period from and after the effective date of the award of salary stock, October 11, 2010. See the “Grants of Plan-Based Awards” table below for further details on the salary stock awarded in 2010.

(3)	Includes perquisites and other compensation. Additional information regarding other compensation, including perquisites that in the aggregate exceeded $10,000 for an individual, is provided in the “Components of All Other Compensation” table below.

(4)	The SERP accrual for Mr. Byrne in 2009 reflects a one-time adjustment of $236,677 due to reaching 25 years of service and becoming 100% vested in his benefits so that there will be no early retirement reduction even if his employment terminates before his normal retirement age. See the “Pension Benefits” section of this proxy statement for further information about the SERP.

(5)	Mr. DePillo received additional cash compensation in the form of a sign-on bonus in the amount of $1 million following his commencement of service as Chief Credit Officer. However, this compensation is subject to clawback if Mr. DePillo voluntarily terminates his employment with Sterling Savings Bank prior to December 31, 2011.

(6)	Prior to becoming an employee of Sterling Savings Bank upon receipt of regulatory approval, Mr. DePillo received $221,903 for services as a consultant from January through October of 2010.

(7)	The bonus of $7,170, received in 2009, represents the amount Ms. Steck received prior to June 15, 2009. Ms. Steck earned a bonus of $410,666 for the period from January 1, 2009 to June 15, 2009, the effective date of the IFR under Section 111 of EESA, that cannot be paid to her until she is no longer a senior executive officer or one of the top 10 most highly compensated employees of Sterling or Sterling pays back the CPP obligations, whichever occurs first. From and after June 15, 2009, she is not entitled to earn a bonus because she is one of the senior executive officers or the top 10 most highly compensated employees of Sterling due to Sterling’s participation in the CPP program of TARP. See the “Regulatory Compliance” section of the proxy statement for further information on these restrictions.

Components of All Other Compensation

The components of the “All Other Compensation” column in the Summary Compensation Table, including perquisites that in the aggregate exceeded $10,000 for an individual, are detailed in the following table.

Name(1)	Auto Allowance Parking Gas ($)	Club Memberships and Dues ($)	401(k) Matching Contribution ($)	Consultant Compensation ($)	Total ($)
J. Gregory Seibly	7,200	0	5,775	0	12,975
Daniel G. Byrne	8,473	473	5,775	0	14,721
Ezra A. Eckhardt	7,200	0	5,756	0	12,956
David S. DePillo	0	0	0	221,903	221,903
Donn C. Costa	4,000	470	5,775	0	10,245
Debbie L. Steck	4,000	0	5,775	0	9,775

(1)	Includes Named Executive Officers for whom the aggregate value of perquisites exceed $10,000.

Grants of Plan-Based Awards

Under the direction of the Audit Committee, Sterling has reviewed its policy regarding the granting of equity awards and affirmed that Sterling has adequate procedures in place to ensure that no option grants have been or may be “back-dated” or “spring-loaded.” The following tables present equity awards granted during 2010.

Name		Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)(2)
J. Gregory Seibly
	Salary Paid in Share Units(3)	12/8/2010	584			9,490
	"	12/8/2010	606			9,848
	"	12/8/2010	1,310			21,288
	"	12/8/2010	1,310			21,288
	"	12/24/2010	1,279			22,191
Daniel G. Byrne
	Restricted Stock Units	12/14/2010	13,423			220,003
Ezra A. Eckhardt
	Salary Paid in Share Units(3)	12/8/2010	327			5,314
	"	12/8/2010	339			5,509
	"	12/8/2010	734			11,928
	"	12/8/2010	734			11,928
	"	12/24/2010	716			12,423
David S. DePillo
Donn C. Costa
	Restricted Stock Units	12/14/2010	7,627			125,007
Debbie L. Steck
	Restricted Stock Units	12/14/2010	3,661			60,004

(1)	The grant date fair value for restricted stock units is represented by the closing price of Sterling common stock on the day prior to the grant date.

(2)	The grant date fair value for the mandatorily deferred stock units (salary stock) granted to Mr. Seibly and Mr. Eckhardt is represented by the closing price of Sterling common stock on the grant date.

(3)	Grants of salary paid in the form of deferred stock units are made on a biweekly basis to coincide with Sterling’s payroll periods. The units are fully vested, however, delivery of the awarded shares is deferred until future distribution dates provided in the Agreement between Sterling and Mr. Seibly and Mr. Eckhardt respectively. Awards made on December 8, 2010, as approved by Sterling’s Board the same day, included four separate retroactive grants of units to both Mr. Seibly and Mr. Eckhardt, based on previous payroll dates taking place from and after October 11, 2010, the effective date of the Board’s salary increases for these executives, subject to the determination of the terms of the salary stock awards.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price per share ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)(1)	(b)	(c)	(d)	(e)	(f)	(g)(2)	(h)(3)	(i)	(j)
J. Gregory Seibly
7/25/2007	342	113		1,611.72	7/25/2015
1/31/2008						91	1,726
1/31/2009						228	4,325

Daniel G. Byrne
12/21/2004	341	0		1,763.08	2/28/2011
12/19/2005	379	0		1,696.86	2/28/2012
1/31/2007	114	38		2,189.22	1/31/2017	38	721
1/31/2008						152	2,883
1/31/2009						455	8,631
12/14/2010						13,423	254,634

Ezra A. Eckhardt
12/21/2004	228	0		1,763.08	2/28/2011
12/19/2005	152	0		1,696.86	2/28/2012
1/31/2007	171	57		2,189.22	3/15/2013
1/31/2008						91	1,726
1/31/2009						228	4,325

David S. DePillo

Donn C. Costa
1/31/2007	24	7		2,189.22	3/15/2013
1/31/2008	38	38		1,174.14	2/28/2014
1/31/2009						114	2,163
12/14/2010						7,627	144,684

Debbie L. Steck
1/31/2008	16	15		1,174.14	2/28/2014
1/30/2009	8	23		122.10	2/28/2015
12/14/2010						3,661	69,449

(1)	Column (a) notes the grant date of each award below each Named Executive Officer.
(2)	Column (g) shows the number of restricted stock awards and restricted stock units that have not vested as of December 31, 2010.
(3)	The market value of restricted stock awards and restricted stock units is calculated using Sterling’s common stock closing price of $18.97 a share, the price on December 31, 2010.

Option Exercises and Stock Vested

The following table shows the value realized as of December 31, 2010, upon exercise of stock options and vesting of stock awards by each of the Named Executive Officers during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Gregory Seibly	0	0	121	5,990
Daniel G. Byrne	0	0	266	13,167
Ezra A. Eckhardt	0	0	121	5,990
David S. DePillo	0	0	0	0
Donn C. Costa	0	0	38	1,881
Debbie L. Steck	0	0	0	0

Pension Benefits

The SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for certain key employees of Sterling. Mr. Byrne is eligible for full retirement benefits at age 65 calculated at 60% of his 2002 base salary paid out over a period of 15 years. Mr. Byrne is fully vested in the retirement benefit and may retire at any time with full benefits. Benefits under the SERP commence at normal retirement age.

The following table reflects the present value of accrued benefits payable to each of the Named Executive Officers, including the years of credited service under the plan, determined in accordance with the plan and using the same actuarial assumptions as used by Sterling for financial reporting purposes under GAAP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J. Gregory Seibly(1)		0	0	0
Daniel G. Byrne	SERP	27	477,348	0
Ezra A. Eckhardt(1)		0	0	0
David S. DePillo(1)		0	0	0
Donn C. Costa(1)		0	0	0
Debbie L. Steck(1)		0	0	0

(1)	Messrs. Seibly, Eckhardt, DePillo, Costa and Ms. Steck are not eligible for the SERP.

Nonqualified Deferred Compensation

The Old DCP, enacted in 1984 and frozen after 2001, provides a vehicle to assist employees with saving for retirement and creates an incentive to increase employee ownership of Sterling common stock. Only employer contributions to the plan are allowed. See “—Components of Compensation—Deferred Compensation Plans” for further details on this plan and the segregation of the plan in response to the enactment of Internal Revenue Code Section 409A.

Most of the contributions are invested in shares of Sterling common stock, but the participants have the opportunity to diversify any funds contributed after May 1, 2001, among Sterling common stock, the MFS Value Fund, the Black Rock S&P 500 Fund, and the Franklin Small/Mid Cap Growth Fund.

The annualized performances of each selection in the Old DCP are as follows:

Sterling common stock	-55.78%
MFS Value Fund	11.41%
BlackRock S&P 500 Index Fund	14.75%
Franklin Sm/Mid Cap Growth Fund	28.43%

Payments must commence within one year of termination of employment and may be paid in a lump sum or installments, as determined by the Compensation Committee and the Board, provided however, that the balances vesting after December 31, 2004 will be paid in three annual installments, commencing on the later of the first payroll date of the next plan year or the first payroll date that is six months after the participant’s separation from service.

In 2006, Sterling Savings Bank adopted the Sterling Savings DCP, which allows participants to defer up to 75% of base salary and 100% of bonuses, commissions and Director fees. Employer contributions are also permitted under the plan, however, other than a few signing bonuses related to new hires or retention following corporate acquisitions, no regular employer contributions have been made under this program. In 2010, Mr. Byrne, Mr. Costa, Mr. Eckhardt and Mr. Seibly were the only Named Executive Officers to participate in the Sterling Savings DCP.

Earnings under the Sterling Savings DCP are based on participants’ allocations among the following measurement funds.

Fund	Annualized Return for 2010
Fidelity VIP Money Market	0.07%
Maxim Loomis Sayles Corporate Bond	12.77%
DWS Strategic Value VIP	12.52%
Dreyfus Stock Index Fund	14.84%
Janus Aspen Series Forty: IS	6.75%
Fidelity VIP MidCap: SC2	28.57%
DWS VS II Dreman Small Mid Cap Value: CI A	23.07%
Dreyfus VIF International Equity: IS	10.03%
Fidelity VIP Contra Fund	16.93%

Distributions are made under the plan following a participant’s death, disability, retirement or termination of service in a lump sum or up to 15 annual installments as elected by the participant. Participants may elect to receive a scheduled distribution during employment with certain exclusions. As of December 31, 2010, there were 53 active participants in the Sterling Savings DCP. Under the plan, participants may contribute up to 75% of their base salary and up to 100% of commissions, bonus and Director fees. The deferred amounts are credited to the participants’ accounts, which do not hold assets but are maintained for record-keeping purposes. The earnings under the Plan are credited based on the return of measurement funds selected by the participants. The measurement funds are designed to mirror the performance of mutual funds selected by the plan committee. All participant contributions vest immediately. Each year, based on a written agreement (such as an employment agreement) or at its sole discretion, Sterling may contribute amounts to all, some or none of the participants. The vesting of the Sterling contributions is determined based on the written agreement between the participant and Sterling or based on a vesting schedule determined by the plan committee. Within 60 days after the later of the first business day of the plan year following the plan year in which a participant retires, or the last day of the six month period immediately following the date on which a participant retires, the participant’s account will be distributed either in a lump sum or installments up to 15 years as elected by the participant. Within 60 days after the plan committee is notified of a participant’s death or a participant becomes disabled, the participant’s account will be distributed in a lump sum. Within 60 days after the last day of the six month period immediately following the date on which employment terminates, the participant’s account will be distributed in a lump sum payment. Participants may elect to receive a scheduled distribution with certain exclusions. Although the benefits provided under the DCP are considered in determining the overall compensation of the executive officers, in general they do not impact the other types of compensation provided to them. As of January 1, 2009, the Sterling Savings DCP was amended and restated to comply with Section 409A and the final regulations promulgated thereunder.

The following table reflects the accumulated balances under all of the deferred compensation arrangements maintained by Sterling in which the Named Executive Officers participate.

Name	Plan		Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Losses) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
J. Gregory Seibly	Sterling Savings DCP	(4)	0	0	14,996	0	357,324
	Salary Stock			108,028	(11,490)	0	96,538
Daniel G. Byrne	Sterling Savings DCP		0	0	22,454	0	170,189
	Old DCP(5)				(2,772)		82,847
Ezra A. Eckhardt	Sterling Savings DCP		0	0	4,247	0	40,946
	Salary Stock		0	60,490	(6,426)	0	54,064
David S. DePillo			0	0	0	0	0
Donn C. Costa	Sterling Savings DCP		0	0	34,137	0	319,232
Debbie L. Steck			0	0	0	0	0

(1)	These amounts are reflected in the Stock Awards column of the Summary Compensation Table.

(2)	Represents (i) for salary stock, the difference between (x) value as reported in the Summary Compensation Table based on the payroll date each award was earned and (y) the closing sale price of Sterling Common Stock on December 31, 2010, and (ii) for all other plans, the earnings or losses since December 31, 2009.

(3)	A portion of the amounts listed in this column has been reported in the Summary Compensation Table for prior fiscal years. The amounts previously reported are as follows: Mr. Seibly—$35,000 and Mr. Byrne—$196,291. No amounts have been included in prior years for Messrs. Eckhardt, DePillo, Costa and Ms. Steck.

(4)	Mr. Seibly is a participant in the Sterling Savings DCP, and pursuant to his employment agreement, his employer contributions to the plan vest over three years. The vested balance as of December 31, 2010 is $357,324.

(5)	Mr. Byrne had reportable 2010 compensation of $2,000 due to vesting in the Old DCP.

Potential Post-Employment Payments

The employment agreements described below for each of the Named Executive Officers reflects the current terms of their contracts with Sterling, except as otherwise noted for Mr. Byrne. However, these agreements are subject to the executive compensation restrictions applicable to TARP participants under EESA, as amended by ARRA. Specifically, ARRA’s prohibitions on certain types of compensation require that Sterling may not pay the Named Executive Officers bonus compensation and payments that are made upon any cessation of employment, including severance pay and the vesting or acceleration of benefits, for so long as these laws and regulations apply to Sterling. See below for specific estimates of how the ARRA restrictions are expected to limit each executive’s compensation under their current agreements.

J. Gregory Seibly. Mr. Seibly is employed under the terms of an employment agreement with Sterling. This agreement may be terminated at any time by either Mr. Seibly or Sterling. Under the terms of this agreement, Mr. Seibly is entitled to receive a minimum annual base salary of at least $325,000. In addition, a contribution of $200,000 was made to the Sterling Savings DCP, which was fully vested on December 31, 2010. In addition, Mr. Seibly is eligible to participate in all compensation and employee benefit plans and programs, including stock option or incentive plans, maintained by Sterling for its senior officers. During 2009, Mr. Seibly’s base salary was increased to $500,000. During 2010, following the successful completion of the Recapitalization, Mr. Seibly’s annual base salary was increased to $750,000 of cash salary and $562,500 of salary stock, as discussed above under “2010 Compensation of Named Executive Officers.”

If within 24 months following a change in control, Mr. Seibly’s employment is terminated by Sterling for any reason other than for cause or by Mr. Seibly due to a constructive discharge, Sterling is required to pay to Mr. Seibly an amount equal to two times his “Annual Compensation,” which is defined to include salary, bonus and the amount of contributions made or to be made by Sterling on behalf of Mr. Seibly in the year of termination to the pension and welfare plans maintained by Sterling. In addition, he would be entitled to any vested benefits in the employee benefit programs and compensation plans and programs in which he participates as determined by the plan then in effect. Any stock options and other incentive awards held by Mr. Seibly would become fully vested and exercisable.

In the event of a termination of employment for any reason other than due to a change in control, Sterling would have no liability to pay further compensation or any other benefit to Mr. Seibly, other than stock options or other incentive awards held pursuant to the terms of the grant(s) thereof and vested benefits payable under the terms of any executive or employee benefit programs maintained by Sterling in which he participates.

Pursuant to the Amendment to Mr. Seibly’s Employment Agreement entered into in connection with Sterling’s participation in TARP’s Capital Purchase Program, if payments made to Mr. Seibly constitute a “parachute payment” under Section 280G of the Internal Revenue Code, Mr. Seibly is entitled to receive a sum equal to 2.99 times his “base amount” within the meaning of Section 280G(b)(3) of the Internal Revenue Code, as the sole benefit payable. Any reduction in payments pursuant to this paragraph would be taken first from cash payments to Mr. Seibly and second from equity awards before other benefits are reduced.

As a Named Executive Officer of Sterling, Mr. Seibly is subject to many of the restrictions on executive compensation under EESA and ARRA. See “—Regulatory Compliance” for a description of these restrictions. Sterling has provided Mr. Seibly with notice of the impact that these restrictions have on the compensation that he is able to receive. See the “Benefit Reduction as a Result of TARP” line item on the following table for an estimate of the impact these compensation restrictions may have on his current compensation arrangement.

The estimated total value of payments and benefits that would be due Mr. Seibly if he had been terminated on December 31, 2010 under the circumstances described above, are disclosed in the following table.

J. Gregory Seibly(1)

	Death ($)	Long- term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance or Other Cash Payments(2)	0	0	0	0	0	1,118,982
Accelerated Vesting of Stock Incentives(3)	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock	0	0	0	0	0	6,051
Nonqualified Defined Contribution Plans(4)	357,324	357,324	357,324	357,324	357,324	357,324
Long-Term Disability Benefit(5)	0	156,000	0	0	0	0
Vacation Pay(6)	126,154	126,154	126,154	126,154	126,154	126,154

Total	483,478	639,478	483,478	483,478	483,478	1,608,511

Benefit Reduction as a Result of TARP	0	0	0	0	0	1,125,033

Total Benefit Allowable under TARP	483,478	639,478	483,478	483,478	483,478	483,478

(1)	All disclosure regarding post-employment payments in this table assumes that the executive separated from service on December 31, 2010. The post-employment payments in the table represent the amounts executive would be entitled to under the current employment agreement and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in the American Recovery and Reinvestment Act of 2009 for TARP participants, the current employment agreement and benefit programs provide for certain benefits that Sterling is prohibited from paying until it is no longer subject to the TARP limitations. See “Total Benefits Allowable under TARP” at the bottom of the table for an estimation of the impact these restrictions will have on the current arrangement.

(2)	Severance or other cash payments is based on 2010 salary, plus Sterling’s 2010 cost for the benefits that Mr. Seibly is entitled to receive. No amount is included for bonus as no bonus has been paid to Mr. Seibly in 2009 or 2010. The severance payment in the event of a qualifying termination following a change in control reflects a reduction due to a provision in Mr. Seibly’s employment agreement capping change in control payments to 2.99 times his base amount determined pursuant to Code §280G. Mr. Seibly’s cash severance amount in the event of a change in control would be reduced by $193,326 as a result of this provision.

(3)	The stock options granted on July 25, 2007 have an exercise price that was above the available market price as of December 31, 2010. Therefore, they would not have had any value upon their acceleration as of December 31, 2010.

(4)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “Deferred Compensation Plans” in the “Components of Compensation” section).

(5)	Represents value of annual long-term disability insurance benefit.

(6)	Assumes executive is entitled to maximum amount of accrued vacation time and did not use any vacation time during 2010.

Daniel G. Byrne. During 2011, Mr. Byrne entered into a new employment agreement with Sterling, as described under “Employment Agreements” above.

During 2010, Mr. Byrne was employed under the terms of an employment agreement with Sterling, pursuant to which Sterling had agreed to pay Mr. Byrne a minimum annual base salary of at least $276,000. In addition, he was entitled to receive annual incentive bonus awards and equity grants under Sterling’s equity incentive plan(s) then in effect. During 2009, Mr. Byrne’s base salary was increased to $500,000. During 2010, Mr. Byrne’s base salary was not increased.

Under the terms of the old agreement, in the event of a termination from employment due to permanent disability, death, termination without cause, or constructive discharge, Mr. Byrne was entitled to severance pay in an amount equal to base salary for a three-year period (the “Severance Period”). In addition, Mr. Byrne would have received any earned but unpaid base salary and incentive bonus amounts, and amounts held for his account in Sterling’s deferred compensation plan and supplemental executive retirement plan then in effect would have become fully vested and payable in full subject to the payment terms of the applicable plan document. All stock options and other incentive awards held by Mr. Byrne would have become fully vested and exercisable during the Severance Period. He was also entitled to receive an automobile allowance through the end of the Severance Period.

Under the terms of the old agreement, in the event of termination from employment for cause, or a voluntary termination for reasons other than a constructive discharge or permanent disability, Mr. Byrne would have received earned but unpaid base salary and incentive bonus as of the date of termination of employment. No other payments would have been made other than stock options or other incentive awards held pursuant to the terms of the grant(s) thereof and vested benefits payable under the terms of any executive or employee benefit programs maintained by Sterling in which he participates.

Pursuant to the Amendment to Mr. Byrne’s Employment Agreement entered into in connection with Sterling’s participation in TARP’s Capital Purchase Program, which was still in effect as of December 31, 2010 but has been superseded in 2011 by the new agreement, if payments made to Mr. Byrne constitute a “parachute payment” under Section 280G of the Internal Revenue Code, Mr. Byrne was entitled to receive a sum equal to 2.99 times his respective “base amount” within the meaning of Section 280G(b)(3) of the Internal Revenue Code, as the sole benefit payable. Any reduction in payments pursuant to this paragraph would have been taken first from cash payments to Mr. Byrne and second from equity awards before other benefits would be reduced.

As a Named Executive Officer of Sterling, Mr. Byrne is subject to many of the restrictions on executive compensation under EESA and ARRA. See “—Regulatory Compliance” for a description of these restrictions. Sterling has provided Mr. Byrne with notice as to the impact these restrictions have on the compensation that he is able to receive. See the “Benefit Reduction as a Result of TARP” line item in the following table for an estimate of the impact these compensation restrictions may have had on his compensation arrangement under the terms of his old employment agreement that was in effect on December 31, 2010.

In accordance with the terms of his prior employment agreement, the estimated total value of payments and benefits that would be due Mr. Byrne if he had been terminated on December 31, 2010 under the circumstances described above, are disclosed in the following table.

Daniel G. Byrne(1)

	Death ($)	Long-term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance or Other Cash Payments(2)	1,491,633	1,026,244	0	0	1,491,633	990,643
Accelerated Vesting of Stock Incentives(3)	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock	12,236	12,236	0	0	12,236	12,236
SERP(4)	401,735	610,007	610,007	0	610,007	401,735
Nonqualified Defined Contribution Plans(5)	253,036	253,036	253,036	253,036	253,036	253,036
Long-Term Disability Benefit(6)	0	156,000	0	0	0	0
Vacation Pay(7)	48,077	48,077	48,077	48,077	48,077	48,077
Auto Allowance	21,480	21,480	0	0	21,480	21,480
401k Matching Contribution	0	0	0	0	0	17,325

Total	2,228,197	2,127,080	911,120	301,113	2,436,469	1,744,532

Benefit Reduction as a Result of TARP	1,525,349	1,059,960	0	0	1,525,349	1,041,684

Total Benefit Allowable under TARP	702,848	1,067,120	911,120	301,113	911,120	702,848

(1)	All disclosure regarding post-employment payments in this table assumes that the executive separated from service on December 31, 2010 and any present value calculations are at 120% of the Applicable Federal Rate under Code § 1274(d). The post-employment payments in the table represent the amounts executive would have been be entitled to under the employment agreement in existence on December 31, 2010 and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in the American Recovery and Reinvestment Act of 2009 for TARP participants, the employment agreement and benefit programs provide for certain benefits that Sterling is prohibited from paying until it is no longer subject to the TARP limitations. See “Total Benefits Allowable under TARP” at the bottom of the table for an estimation of the impact these restrictions will have on the current arrangement. During 2011, Mr. Byrne entered into a new employment agreement with Sterling, as disclosed in “Employment Agreements,” which modifies the post-employment payments payable to Mr. Byrne.

(2)	Executive severance pay is the present value of three years of continued salary in the event of a termination without cause, constructive discharge, executive death or disability. The severance payment in the event of a termination due to long-term disability is offset by the long-term disability insurance benefits to which Mr. Byrne is eligible, so the severance amount in this column is reduced to reflect the offset of $156,000 during each year of the three-year salary continuation period. The severance payment in the event of a qualifying termination following a change in control reflects a reduction due to a provision in Mr. Byrne’s employment agreement capping change in control payments to 2.99 times his base amount determined pursuant to Code §280G. Mr. Byrne’s cash severance amount would be reduced by $509,357 as a result of this provision.

(3)	The stock options granted on January 31, 2007 have an exercise price that was above the available market price as of December 31, 2010. Therefore, they would not have had any value upon their acceleration as of December 31, 2010.

(4)	For consistency of reporting in this table, the SERP payments represent the present value of the benefit executive is entitled to under the SERP as of December 31, 2010, based on the assumptions described in footnote 1. These amounts differ from the amount reported in the Pension Benefits Table because the plan administrator uses different assumptions for financial accounting statement accrual purposes, which is the basis of the reporting in that table.

(5)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “Deferred Compensation Plans” in the “Components of Compensation” section).

(6)	Represents value of annual long-term disability insurance benefit.

(7)	Assumes executive was entitled to maximum amount of accrued vacation time and did not use any vacation time during 2010.

Ezra Eckhardt. Mr. Eckhardt is employed under the terms of an employment agreement with Sterling. This agreement may be terminated at any time by either Mr. Eckhardt or Sterling. Under the terms of this agreement, Mr. Eckhardt is entitled to receive a minimum annual base salary of at least $260,000. In addition, Mr. Eckhardt is eligible to participate in all compensation and employee benefit plans and programs, including stock option or incentive plans, maintained by Sterling for its senior officers. During 2009, Mr. Eckhardt’s base salary was increased to $475,000. During 2010, following the successful completion of the Recapitalization, Mr. Eckhardt’s annual base salary was increased to $525,000 of cash salary and $315,000 of salary stock, as discussed above under “2010 Compensation of Named Executive Officers.”

If within 24 months following a change in control, Mr. Eckhardt’s employment is terminated by Sterling for any reason other than for cause or by Mr. Eckhardt due to a constructive discharge, Sterling is obligated to pay to Mr. Eckhardt an amount equal to two times his Annual Compensation, which includes salary, bonus and the amount of contributions made or to be made by Sterling on behalf of Mr. Eckhardt in the year of termination to the pension and welfare plans maintained by Sterling. In addition, he would be entitled to any vested benefits in the employee benefit programs and compensation plans and programs in which he participates as determined by the plan then in effect. Any stock options and other incentive awards held by Mr. Eckhardt would become fully vested and exercisable.

If payments made to Mr. Eckhardt are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Sterling would pay the Excise Tax Gross-Up equal to the excise tax that would be applied to the excess payment as defined in Section 280G of the Internal Revenue Code as well as an amount equal to federal, state, and local income taxes on this additional payment such that he would receive the net amount that he would have received had no excise tax been applied.

In the event of a termination of employment for any reason other than due to a change in control, Sterling would have no liability to pay further compensation or any other benefit to Mr. Eckhardt, other than stock options or other incentive awards held pursuant to the terms of the grant(s) thereof and vested benefits payable under the terms of any executive or employee benefit programs maintained by Sterling in which he participates.

As a Named Executive Officer of Sterling, Mr. Eckhardt is subject to many of the restrictions on executive compensation under EESA and ARRA. See “—Regulatory Compliance” for a description of these restrictions. Sterling has provided Mr. Eckhardt with notice as to the impact these restrictions have on the compensation that he is able to receive. See the “Benefit Reduction as a Result of TARP” line item in the following table for an estimate of the impact these compensation restrictions may have on his current compensation arrangement.

The estimated total value of payments and benefits that would be due Mr. Eckhardt if he had been terminated on December 31, 2010 under the circumstances described above, are disclosed in the following table.

Ezra A. Eckhardt(1)

	Death ($)	Long- term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance or other Cash Payments(2)	0	0	0	0	0	1,510,925
Accelerated Vesting of Stock Incentives(3)	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock	0	0	0	0	0	6,051
Nonqualified Defined Contribution Plans(4)	40,946	40,946	40,946	40,946	40,946	40,946
Long-Term Disability Benefit(5)	0	156,000	0	0	0	0
Vacation Pay(6)	80,769	80,769	80,769	80,769	80,769	80,769

Total	121,715	277,715	121,715	121,715	121,715	1,638,691

Benefit Reduction as a Result of TARP	0	0	0	0	0	1,516,976

Total Benefit Allowable under TARP	121,715	277,715	121,715	121,715	121,715	121,715

(1)	All disclosure regarding post-employment payments in this table assumes that the executive separated from service on December 31, 2010. The post-employment payments in the table represent the amounts executive would be entitled to under the current employment agreement and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in the American Recovery and Reinvestment Act of 2009 for TARP participants, the current employment agreement and benefit programs provide for certain benefits that Sterling is prohibited from paying unless the termination occurs after Sterling is no longer subject to the TARP limitations. See “Total Benefits Allowable under TARP” at the bottom of the table for an estimation of the impact these restrictions will have on the current arrangement.

(2)	Severance or other cash payments is based on 2010 salary, plus Sterling’s 2010 cost for the benefits that Mr. Eckhardt is entitled to receive. No amount is included for bonus as no bonus has been paid to Mr. Eckhardt in 2009 and 2010. The severance payment in the event of a qualifying termination following a change in control reflects a gross up of $384,422 for the taxes that would be due pursuant to Code §280G. This estimate assumes a 20% excise tax rate and an income tax rate of 35% for purposes of the gross up calculation. Mr. Eckhardt is not subject to the 2.99 times base amount cap on change in control severance that Messrs. Seibly and Byrne are subject to because he was not a Named Executive Officer in December 2008 when Sterling became a participant in Treasury’s TARP Capital Purchase Program and the Named Executive Officer employment agreements were required to be amended to include the provision capping severance pay. Due to recent increases in his annual compensation, the last five years of compensation that are averaged to create his base amount are low enough that his two times annual compensation severance payment would exceed three times his base amount triggering the gross up in his employment agreement. Note as reflected in the “Benefit Reduction as a Result of TARP” row of the table, Sterling is prohibited from providing this gross up as well as the severance pay on which it is based due to changes made to the executive compensation restrictions under TARP subsequent to the time Sterling became a participant in the Capital Purchase Program.

(3)	The stock options granted on January 31, 2007 have an exercise price that was above the available market price as of December 31, 2010. Therefore, they would not have had any value upon their acceleration as of December 31, 2010.

(4)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “Deferred Compensation Plans” in the “Components of Compensation” section).

(5)	Represents value of annual long-term disability insurance benefit.

(6)	Assumes executive is entitled to maximum amount of accrued vacation time and did not use any vacation time during 2010.

David S. DePillo. Mr. DePillo was offered, and accepted, the position of Chief Credit Officer of Sterling Savings Bank in 2010. Pursuant to the terms of his employment, Mr. DePillo is entitled to receive a minimum annual base salary of at least $350,000. During 2010, Mr. DePillo was also entitled to receive additional cash compensation of $1,000,000. However, this compensation is subject to clawback should Mr. DePillo voluntarily terminate his employment prior to December 31, 2011. Although Mr. DePillo may be eligible in the future to receive equity awards in compliance with EESA and ARRA, it is currently contemplated that Mr. DePillo will not be considered for any additional bonus or be eligible to participate in any incentive plan until 2012. In the event of any termination of employment, Mr. DePillo has no right to any termination benefit other than those benefits that have been earned and vested at the time of termination.

As Mr. DePillo is not eligible to receive termination payments and benefits from Sterling or Sterling Savings Bank, we have not included a Potential Post-Termination Table for him.

Donn C. Costa. Mr. Costa has been employed under the terms of an employment agreement with Sterling that expired on December 31, 2009. Mr. Costa and Sterling have agreed to continue to operate under substantially the same terms as those contained in his former agreement, subject to the compensation restrictions imposed under EESA, as amended by ARRA, and Part 359, until a new employment agreement is entered into. Under these terms, Mr. Costa receives an annual base salary of $500,000.

As Mr. Costa is not eligible to receive termination payments and benefits from Sterling or Sterling Savings Bank, we have not included a Potential Post-Termination Table for him.

Debbie L. Steck. Ms. Steck was promoted to Chief Operating Officer and Vice President Production Manager of Golf Savings Bank in 2009. Following her promotion, Golf Savings Bank paid Ms. Steck a base salary of $565,000 per year. Ms. Steck continues to be employed by Sterling Savings Bank following the merger of Golf Savings Bank with and into Sterling Savings Bank in 2010. In August 2010, Ms. Steck was promoted to Senior Vice President Home Loan Division Operating Officer. As required by EESA and ARRA, because Sterling is a participant in the Capital Purchase Program, Ms. Steck is not eligible to receive any additional incentive compensation. Moreover, in the event of any termination of employment, Ms. Steck has no right to any termination benefit other than those benefits that have been earned and vested at the time of termination. Following the merger of Golf Savings Bank with and into Sterling Savings Bank, Ms. Steck is no longer deemed to be a named executive officer.

As Ms. Steck has never been eligible to receive termination payments and benefits from Sterling or Golf Savings Bank, we have not included a Potential Post-Termination Table for her.

Determination of Payouts. The determination of payout of post-employment compensation, benefits, and perquisites for the executive officers is based on the terms of each individual employment contract in conjunction with plan documents governing the individual benefit plans.

Except for Mr. Seibly and Mr. Eckhardt, who are entitled to a cash payment equal to a multiple of their current benefit costs, as described above, the calculation of payouts for benefits is based on current total cost for each benefit (employer and employee) projected over the term such benefit is continued under the respective agreements and discounted to present value using a discount rate of 120% of the Applicable Federal Rate for December 2010 under Section 1274(d) of the Internal Revenue Code.

Retirement benefits are calculated based on the terms described in the plan documents and according to any vesting, age, or service requirements. Where applicable, the benefit payout amount is reduced to reflect the present value of the actual vested amount to be received in any of the termination scenarios, using the same Section 1274(d) discount rate described above.

Conditions and Obligations. Mr. Byrne is bound by a non-compete clause for a period of two years following a termination for cause or a voluntarily termination of employment with Sterling for reasons other than a constructive discharge or permanent disability. Mr. Byrne may not, without express prior written approval of Sterling’s Board, directly or indirectly own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its subsidiaries, other than severance-type or retirement-type benefits from entities constituting prior employers. Mr. Byrne may not solicit any customer or client of Sterling or any of its subsidiaries for a competitor organization. Mr. Byrne may not act on behalf of any competitor to interfere with the relationship between Sterling or its subsidiaries and their employees during the non-compete period.

Mr. Seibly and Mr. Eckhardt are bound by a non-compete clause for a period of one year and a non-solicitation clause for a period of two years following a termination for cause or a voluntarily termination of employment with Sterling for reasons other than a constructive discharge or permanent disability. Mr. Seibly and Mr. Eckhardt may not, without prior express written approval of Sterling’s Board, directly or indirectly own or hold any proprietary interest in any corporate, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its affiliates. For a period of two years they may not solicit any customer or client of Sterling for a competitor, act on behalf of any competitor to interfere with the relationship between Sterling, its subsidiaries or affiliates and their employees, or solicit employees of Sterling, its subsidiaries or affiliates for new employment.

Neither Mr. Byrne, Mr. Seibly or Mr. Eckhardt remain subject to the non-compete or non-solicitation clauses in the event their termination of employment is due to one of the following events, as defined under their employment agreements: a permanent disability; a without cause termination; a constructive discharge; or a termination upon a change in control.

Mr. Costa is also bound by similar non-compete and non-solicitation clauses, but both clauses apply for a period of two years following his termination of employment. However, in the event the term of the agreement is allowed to expire without renewal by Sterling and Mr. Costa’s employment is terminated by Sterling, the non-compete and non-solicitation will only apply if Sterling pays Mr. Costa an amount equal to two times his base salary.

Upon a violation of the non-compete provision by any of the executives, Sterling’s obligation to make payments, deliver shares of stock or provide for any benefits under the employment agreements, except to the extent vested and exercisable, shall cease.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 2011, information as to shares of our common stock beneficially owned by each of our directors, executive officers, 5% or greater owners of our common stock, and by all of our executive officers and directors as a group. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the economic sense. In general, beneficial ownership includes voting or investment power over shares, as well as shares that a person has the right to acquire within 60 days. Except as otherwise noted, the shareholders named in the table below have sole voting and investment power over all shares shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock(2)
Beneficial Owners of More than 5%
Thomas H. Lee Advisors, LLC 100 Federal Street, 35th Floor Boston, MA 02110	14,260,607	(3)	22.553
Warburg Pincus Private Equity X, L.P. 450 Lexington Avenue New York, NY 10017	14,260,607	(4)(5)	22.553
U.S. Department of the Treasury 1500 Pennsylvania Avenue, NW, Room 2312 Washington, DC 20220	5,738,637	(6)	9.268

Directors and Executive Officers
Leslie S. Biller	530,304	(7)	*
Ellen R.M. Boyer	153		*
Daniel G. Byrne	3,192	(8)	*
David A. Coulter	14,260,607	(4)(5)(9)	22.553
Donn C. Costa	3,114	(10)	*
David S. DePillo	227,273	(11)	*
Robert C. Donegan	63	(12)	*
Ezra A. Eckhardt	21,696	(13)	*
William L. Eisenhart	329	(14)	*
Robert H. Hartheimer	22,730		*
Scott L. Jaeckel	14,260,607	(3)(9)(15)	22.553
Michael F. Reuling	397	(16)	*
J. Gregory Seibly	5,710	(17)	*
Debbie L. Steck	214	(18)	*

All Directors and Executive Officers as a Group (14 persons)	29,336,389		45.451

*	Less than 1%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Sterling common stock over which he or she has voting or investment power and of which he or she has the right to acquire beneficial ownership within 60 days of January 31, 2011. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)	Based on shares outstanding at January 31, 2011 of 61,918,248.

(3)

Shares listed as owned by THL are owned of record by Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Sterling Equity Investors L.P. (the “THL Funds”). Thomas H. Lee Equity Fund VI, L.P. is the holder of 7,134,978 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 1,312,500 shares of common stock. Thomas H. Lee Parallel Fund VI, L.P. is the holder of 4,831,432 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 1,312,500 shares of common stock. Thomas H. Lee Parallel (DT) Fund VI, L.P. is the holder of 843,955 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 1,312,500 shares of common stock. THL Sterling Equity Investors, L.P. is the holder of 137,743 shares of common stock and a portion of the Anchor Investor Warrant exercisable for 1,312,500 shares of common stock. The general partner of the THL Funds is THL Equity Advisors VI, LLC. The sole member of THL Equity Advisors VI, LLC is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC. Mr. Jaeckel is a member of Thomas H. Lee Advisors, LLC and therefore may be deemed to beneficially own the shares of Sterling held by the THL funds. Mr. Jaeckel disclaims such ownership other than as a result of his pecuniary interest therein.

(4)	Warburg Pincus, a Delaware limited partnership, together with Warburg Pincus X Partners, L.P., an affiliated Delaware limited partnership (together, “WP X”), is the holder of 12,948,107 shares of common stock and the Anchor Investor Warrant exercisable for 1,312,500 shares of common stock. Warburg Pincus X, L.P., a Delaware limited partnership (“WP X LP”), is the general partner of WP X; Warburg Pincus X, LLC, a Delaware limited liability company (“WP X LLC”) is the general partner of WP X LP; Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”) is the sole member of WP X LLC and Warburg Pincus & Co., a New York general partnership (“WP”) is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”) manages WP X, and Messrs. Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and Managing Member and Co-President of WP LLC.

(5)	Under applicable securities laws, as a Partner of WP and a member and Managing Director of WP LLC, Mr. David A. Coulter may be deemed to be the beneficial owner of the common stock and the Anchor Investor Warrant held by WP X. See note (9) below.

(6)	The U.S. Department of the Treasury is the holder of 5,738,637 shares of common stock and the TARP Warrant exercisable for 97,541 shares of common stock.

(7)	The Les and Sheri Biller Revocable Trust holds 530,304 shares of common stock.

(8)	Includes 872 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2011, and 787 shares held as of December 31, 2010 for Mr. Byrne’s individual account under the 401(k) Plan. Excludes 506 shares held by Sterling’s deferred compensation plans as of December 31, 2010.

(9)	Under applicable securities laws, Mr. Coulter and Mr. Jaeckel disclaim beneficial ownership of the common stock and the Anchor Investor Warrant, except to the extent of their respective pecuniary interest in such common stock or Anchor Investor Warrant.

(10)	Includes 88 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2011, and 165 shares held as of December 31, 2010 for Mr. Costa’s individual account under the 401(k) Plan.

(11)	The DePillo Family Trust holds 227,273 shares of common stock.

(12)	Includes 31 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2011.

(13)	Includes 608 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2011, and 5,097 shares held as of December 31, 2010 for Mr. Eckhardt’s individual account under the 401(k) Plan. Excludes salary stock awards previously granted in the form of mandatorily deferred stock units, as described in the Compensation Discussion and Analysis, for which Mr. Eckhardt had not yet received beneficial ownership as of January 31, 2011.

(14)	Includes 222 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2011.

(15)	Under applicable securities laws, as a member of Thomas H. Lee Advisors, LLC, Mr. Jaeckel may be deemed to be the beneficial owner of the common stock and the Anchor Investor Warrant held by THL Funds. See note (9) above.

(16)	Includes 180 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2011.

(17)	Includes 342 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2011, and 235 shares held as of December 31, 2010 for Mr. Seibly’s individual account under the 401(k) Plan. Excludes salary stock awards previously granted in the form of mandatorily deferred stock units, as described in the Compensation Discussion and Analysis, for which Mr. Seibly had not yet received beneficial ownership as of January 31, 2011.

(18)	Includes 40 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2011, and 174 shares held as of December 31, 2010 for Ms. Steck’s individual account under the 401(k) Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Sterling’s common stock that may be issued upon the exercise of options, warrants and rights under Sterling’s equity compensation plans as of December 31, 2010.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders:
Stock Options	18,920	$1,357.97	—
Restricted Stock Units (RSUs)(1)	375,047	N/A	—

Subtotal	$393,967	$1,357.97	5,606,775	(2)
Equity compensation plans not approved by shareholders:	None	None	None

Total	$393,967	$1,357.97	5,606,775	(2)

(1)	Includes vested mandatorily deferred stock units. Shares are scheduled to be issued and distributed at future dates.

(2)	Sterling’s equity compensation plans provide that an aggregate total of up to 5,606,775 may be granted as stock options, restricted stock or other equity incentive awards authorized under the equity compensation plans.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The independent registered public accounting firm of BDO USA, LLP, formerly known as BDO Seidman, LLP (“BDO”), has audited our accounts since the year ended December 31, 2001. Sterling is in the process of evaluating independent registered public accounting firms, including BDO, to perform the audit of its accounts for the fiscal year ending December 31, 2011. As of the date of these proxy materials, the Audit Committee has not selected an independent registered public accounting firm for the fiscal year ending December 31, 2011. There are no disagreements with BDO on any matter of accounting principles or practice, financial statement disclosure or auditing scope of procedures. Representatives of BDO are expected to attend the annual meeting and will be available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The following information presents fees for professional audit services rendered by BDO.

Audit Fees: The aggregate fees and expenses billed by BDO for professional services rendered for the audit of Sterling’s annual financial statements, the reviews of the financial statements included in Sterling’s periodic reports filed with the SEC on Forms 10-Q, SEC registration statement services, and the audits of the financial statements of Sterling’s subsidiaries were $797,000 and $864,000 for the years ended December 31, 2009 and 2010, respectively. Fees for 2009 and 2010 include the integrated audit of Sterling’s consolidated financial statements and management’s report on the effectiveness of internal controls over financial reporting as required by the Public Company Accounting Oversight Board and the SEC.

Audit-Related Fees: The aggregate fees and expenses billed by BDO for audit related services rendered during 2009 and 2010 were $29,000 and $29,000, respectively. Types of services in this category were primarily audits of the employee benefit plans and consultation on accounting standards.

Tax Fees: The aggregate fees billed by BDO for tax services rendered during 2009 and 2010 were $70,000 and $250,000, respectively. Types of tax services provided by BDO primarily consisted of advice related to preparing Sterling’s corporate tax returns and tax consulting projects. The increase in tax service fees during 2010 reflected consulting services provided in connection with the preservation of tax carry forward benefits related to our Recapitalization.

All Other Fees: There were no other services provided by BDO during 2009 and 2010.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

It is the responsibility of Sterling’s Audit Committee to pre-approve all audit and non-audit services provided by BDO. The Audit Committee has adopted a policy authorizing certain permissible audit and non-audit services to be performed by BDO with subsequent reporting and oversight required by the Audit Committee. Permissible services, not pre-approved pursuant to this policy, require specific review and approval prior to the engagement by the Audit Committee, or a designated member. Specific pre-approval of such permissible services with estimated fees of $2,500 or less may be waived via the de minimis exception rule. Procedures are in place to ensure the Audit Committee chairman is notified in the event the de minimis rule is used. All services rendered by and fees paid to BDO are reported to and monitored quarterly by the Audit Committee. The Audit Committee considers whether the provision of related audit services is compatible with maintaining the independent registered public accounting firm’s independence. To assist the Audit Committee in its oversight responsibilities, the pre-approval policy identifies the three basic principles of independence with respect to services provided by the independent registered public accounting firm, as well as the non-audit services the independent registered public accounting firm is prohibited from providing. All services provided by BDO in each of the last two fiscal years were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

During 2010, Directors William L. Eisenhart, Ellen R.M. Boyer and Michael F. Reuling served on the Audit Committee, with Director Boyer serving as Chair. In October 2010, Robert C. Donegan was appointed to the Audit Committee and Mr. Eisenhart stepped down from the Committee. As more fully described in the Audit Committee Charter, the Audit Committee is responsible for overseeing Sterling’s accounting and financial reporting processes, including the quarterly reviews and the annual audit of Sterling’s consolidated financial statements by BDO, Sterling’s independent registered public accounting firm. BDO currently serves as Sterling’s independent registered public accounting firm and has conducted the integrated audit of Sterling’s financial statements and internal control over financial reporting for 2010. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. As of the date of these proxy materials, the Audit Committee has not yet selected an accounting firm to serve as the independent registered public accounting firm to conduct an audit of Sterling’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2011, and all interim period reviews. As part of fulfilling its responsibilities, the Audit Committee has reviewed and discussed Sterling’s audited financial statements with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 (Communication with Audit Committees Concerning Independence) of the PCAOB and has discussed with the independent registered public accounting firm that firm’s independence.

Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements for 2010 be included in Sterling’s 2010 Annual Report on Form 10-K filed with the SEC.

Submitted by the Audit Committee of the Board of Sterling Financial Corporation.

Ellen R.M. Boyer, Chair

Robert C. Donegan

Michael F. Reuling

COMPENSATION COMMITTEE REPORT

The Compensation Committee conducted a comprehensive review of the risks associated with all compensation plans for Sterling, Sterling Savings Bank and Golf Savings Bank in compliance with EESA, as amended by ARRA, and any rules and regulations promulgated thereunder. Cross functional risk review teams, including senior risk officers from the management teams of Sterling and each subsidiary bank, completed a multi-factor risk analysis for the compensation plans of all employees of Sterling and the subsidiary banks to identify the risks posed by the compensation plans and to ensure that they did not encourage unnecessary and excessive risks that threaten the value of the financial institution. The analysis also ensured that compensation plans are designed to limit features that encourage the manipulation of Sterling’s reported earnings to enhance the compensation of an employee. The analysis of each of the compensation plans, including the senior executive officer (“SEO”) compensation plans, reviewed and assessed how the plans focused on long-term value creation rather than the short-term results. The risk analysis and methodology was previously approved by Sterling’s external compensation consultant. The analysis uncovered no compensation plans that posed a significant risk to Sterling, Sterling Savings Bank or Golf Savings Bank. This analysis will be conducted every six months for all compensation plans provided by Sterling and Sterling Savings Bank, and as well as any plans remaining from Golf Savings Bank following its merger with Sterling, while Sterling’s TARP obligations remain outstanding. Thereafter, it is anticipated that Sterling will consider the existing regulatory landscape and the benefit to Sterling of continuing some form of risk analysis with respect to Sterling’s compensation programs. See the TARP Compensation Standards section under the “Regulatory Compliance” section in this proxy statement for more information about Sterling’s compliance with the executive compensation standards of EESA, as amended by ARRA.

Sterling’s SEOs participate in the following compensation plans: salary payments; the equity plan; the SERP; deferred compensation and change in control agreements. See the “Components of Compensation” section in the Compensation Discussion and Analysis of this proxy statement for more information about the material terms of the SEOs compensation plans; also note that due to restrictions on the payment of bonuses to the SEOs under EESA, the SEOs are not currently being considered for awards under the incentive compensation plans (with the exception of the long-term incentive plans). The Compensation Committee reviewed the above plans with the risk review team, including the senior risk officers, in July and December of 2010 using a 26-point risk analysis. The Compensation Committee concluded that Sterling’s incentive based compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of Sterling based on the following factors:

•

Base salary takes into account the individual’s qualifications, experience, performance, responsibilities, past and potential contributions to Sterling, Sterling’s financial position and peer group data.

•	Incentive compensation is largely based on achievement of specified goals on both short and long term basis with an emphasis on long term performance.

•

The SERP and deferred compensation plans that involve employer contributions are subject to long-term vesting schedules and are not open to new participants currently. The Sterling Savings DCP, which is open to new participants, does not currently involve regular employer contributions and primarily acts as a deferral mechanism for current compensation. See the Nonqualified Deferred Compensation section of this report for more information on these plans.

•	Equity awards are tied to a vesting schedule and act to align management’s interest with shareholders over the long term.

•

As required under TARP, Sterling has implemented a clawback provision for all of its incentive compensation plans which allows Sterling to recover all or part of bonuses, commissions and incentive compensation paid to any employees under such plans if the awards were based on results that are materially inaccurate, manipulated or fraudulent in nature.

Non-SEO employees of Sterling and Sterling Savings Bank may be eligible to participate in four categories of plans: (1) Commission Plans—SSB Financial Services, Home Loan Center, Loan by Phone, Intervest and SBA; (2) Incentive Plans—Asset Recovery and DDA Collections; (3) Company Award Plans—Rewards Recognition, Corporate Awards and Company Campaigns; and (4) Discretionary Plans—Administrative Bonus Plan, Commercial Banking, Corporate Banking, Dealer Banking, Deposit Management Sales, Employee Banking, Merchant Services Credit Card, Private Banking, Real Estate, Retail, Special Assets, and Treasury Management Sales. For the second half of 2010 the following plans changed:

•	Retail, Merchant Services and Credit Card developed a traditional incentive plan (category 2) instead of discretionary (category 4).

•

Commercial Banking, Corporate Banking, Dealer Banking, Employee Banking, Private Banking, Real Estate and Special Assets went to an incentive plan (category 2) titled Credit Quality (rather than discretionary under category 4). This also included additional groups such as Credit Administration, Appraisal, and Asset Recovery (non REO) that did not previously have discretionary plans.

The Compensation Committee and the risk review team, including the senior risk officers, reviewed in July and December of 2010 each of the plans in these four categories using the same 26-point risk analysis. Following this review it was concluded that none of the non-SEO compensation plans presented any material threat to Sterling’s capital or earnings, encouraged taking undue or excessive risk or encouraged manipulation of financial data in order to increase the size of an award, bonus or compensation. These conclusions were based on the following factors:

•	None of the Commission Plans were identified to have high risk for manipulation based on the 26-point risk analysis.

•	Under the SSB Financial Services Commission Plan all sales by the broker dealer are reviewed by the compliance department to identify any manipulations by brokers.

•	Loans intended to produce awards under the SBA Commission Plan are assessed for long-term profitability.

•	Commission Plans that were identified to pose medium risk are in the process of being adjusted to ensure rewards correspond with the achievement of operation goals, and profitability.

•	All of the Company Awards Plans received a zero rating based on the 26-point risk analysis.

•	The Incentive Plans received low risk ratings based on the 26-point risk analysis.

•	The Discretionary Plans all received low risk ratings based on the 26-point risk analysis as they are limited through management’s assessment of performance.

•

As with the SEO plans, Sterling has implemented a clawback provision applicable to all of the listed plans, which allows Sterling to recover all or part of bonuses, commissions and incentive compensation paid to any employees under such plans if the awards were based on results that are materially inaccurate, manipulated or fraudulent.

In July 2010 the Compensation Committee and the risk review team, including the senior risk officers, reviewed the risk review of the Golf Savings Bank incentive compensation plans. The Compensation Committee reviewed the Golf Savings Bank incentive compensation plans based on the same 26-point risk analysis used for the Sterling and Sterling Savings Bank Plans.

Prior to the merger of Golf Savings Bank and Sterling Savings Bank, Golf Savings Bank employees participated in the following incentive compensation plans: Branch Manager, Retail Loan Officer; Inside Sales Lending Tree Loan Officer; Inside Sales Direct Lending Loan Officer; Loan Officer Assistant Defined; Loan Officer Assistant Discretionary; Processor Plan; Operations Supervisor; Escrow Support Staff; Escrow Manager; Branch Assistant; Business Development Manager; Personal Banker; Commercial Property Loan Officer and Commercial Property Manager.

Following the review of these plans, it was concluded that none of the Golf Savings Bank incentive compensation plans presented any material threat to Sterling’s capital or earnings, encouraged taking undue or excessive risk or encouraged manipulation of financial data in order to increase the size of an award, bonus or compensation. These conclusions were based on the following factors:

•

The Commercial Property Loan Officer, Commercial Property Manager, Processor Plan, Operations Supervisor; Loan Officer Assistant Defined, Loan Officer Assistant Discretionary, Branch Assistant, Business Development Manager, Escrow Support Staff, Escrow Manager and Personal Banker plans were all identified to have low risk for manipulation of earnings.

•

The Inside Sales Lending Tree Loan Officer, Inside Sales Direct Lending Loan Officer, and Retail Loan Officer plans have built-in clawbacks for early payment defaults and non-payment defaults that act to minimize loan officers incentives to close on inappropriate loans.

•	The Branch Manager plan has a built-in clawback concerning loan losses due to branch error or fraud.

•

In an effort to mitigate additional risks, Golf Savings Bank instituted a company-wide clawback for incentive compensation if the awards were based on results that are materially inaccurate, manipulated or fraudulent.

Following the merger of Golf Savings Bank into Sterling Savings Bank, the Sterling Savings Bank compensation team began to transition the Golf Savings Bank plans over to Sterling Savings Bank administration and accounting. The Branch Assistant; Business Development Manager; Personal Banker; Commercial Property Loan Officer and Commercial Property Manager plans were discontinued mid-year and the remaining plans were subject to review and modification as necessary to bring them over to Sterling Savings Bank. During December

2010, the Golf Savings Bank plans that had not been discontinued were presented to the Compensation Committee in conjunction with the Sterling Savings Bank plans discussed above. Due to the significant changes that would be required to loan originator compensation programs effective April 1, 2011 under the Federal Reserve Board rules, the Branch Manager, Retail Loan Officer; Inside Sales Lending Tree Loan Officer; Inside Sales Direct Lending Loan Officer; Loan Officer Assistant Defined; Loan Officer Assistant Discretionary plans were continued and administered, without modification, by Sterling Savings Bank pending the transition to these new rules in first quarter 2011. No additional risk concerns were raised with respect to these plans in the December review. The Escrow Manager, Escrow Support Staff, Operations Supervisor, and Processor Plan were all modified as necessary to be administered by Sterling Saving Bank and no additional risk concerns were raised during the second review of these plans.

The Compensation Committee recognizes that risks under the SEO compensation plans, non-SEO compensation plans, and the Golf Savings Bank incentive compensation plans may change from time to time; therefore the Compensation Committee will continue to monitor and assess the individual risks posed by the compensation programs and take steps to mitigate these risks as they arise.

Based upon the review of risks associated with Sterling’s compensation plans, as discussed above, the Compensation Committee certifies that:

(1)	It has reviewed with senior risk officers the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Sterling;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Sterling; and

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Sterling to enhance the compensation of any employee.

In addition, the Compensation Committee has reviewed and discussed with Sterling’s management the Compensation Discussion and Analysis contained in this report and based upon such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

Pursuant to the requirements of EESA, the Compensation Committee certifies that it has reviewed with Sterling’s senior risk officers the Named Executive Officers’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of Sterling. The Compensation Committee also certifies that it has met to discuss and review the relationship between Sterling’s risk management policies and practices and Named Executive Officer incentive compensation arrangements.

Submitted by the Compensation Committee of the Board of Directors of Sterling Financial Corporation

William L. Eisenhart, Chairman

Ellen R.M. Boyer

David A. Coulter

Robert C. Donegan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee served as an officer or employee of Sterling during fiscal 2010, is formerly an officer of Sterling, or has had any relationships or participated in any related party transactions that qualify as “interlocking” or cross-board memberships that are required to be disclosed under the rules of the SEC. See the “Interests of Directors Officers and Others in Certain Transactions” section in this proxy statement for a general description of transactions and relationships Directors and executive officers and their associates may have had with Sterling and its affiliates during the year.

INTERESTS OF DIRECTORS, OFFICERS AND OTHERS IN CERTAIN

TRANSACTIONS

Sterling’s Audit Committee Charter authorizes the Audit Committee to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. Related party transactions are not permitted unless approved by the Audit Committee or another independent body of the Board.

Certain of the Directors and executive officers of Sterling and its subsidiaries were customers of and had transactions with Sterling Savings Bank during 2010. In addition, certain Directors and executive officers are officers, directors or shareholders of corporations or members of partnerships that were customers of or had transactions with Sterling Savings Bank during 2010. All such transactions were in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, two of our directors, Leslie S. Biller and Robert H. Hartheimer, and one of our executive officers, David DePillo, participated in the Recapitalization. Mr. Biller, on behalf of The Les and Sheri Biller Revocable Trust, for which Mr. Biller makes investment and voting decisions, invested $7,000,000 in the Recapitalization, Mr. Hartheimer invested $300,000 and Mr. DePillo, on behalf of The DePillo Family Trust, for which Mr. DePillo makes investment and voting decisions, invested $3,000,000. As disclosed above, the total gross proceeds raised by Sterling in connection with the Recapitalization was $730,000,000. Messrs. Biller, Hartheimer and DePillo all purchased a combination of Series D preferred stock and common stock, at the same price and in the same ratio as all investors in the Private Placement component of the Recapitalization. The closing of the Recapitalization occurred prior to the appointment of Messrs. Biller and Hartheimer to our Board and prior to Mr. DePillo’s employment as an executive officer, and their investments were not contingent upon their appointment or employment.

Prior to Sterling Savings Bank’s receipt of regulatory approval of Mr. DePillo’s service as Chief Credit Officer and the terms of his compensation, Mr. DePillo was providing Sterling Savings Bank with consulting services. Under the terms of Mr. DePillo’s consulting agreement, he had received payments of $221,903 for consulting services from January through October of 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, Sterling’s Directors, executive officers and beneficial owners of more than 10% of any registered class of Sterling equity securities are required to file reports of their ownership of Sterling’s securities and any changes in that ownership with the SEC. Based solely on its review of copies of these reports and on written representations from such reporting persons, Sterling believes that during 2010 such filing requirements were complied with, except that Director Scott Jaeckel had one Form 4 that was not received by the SEC on a timely basis.

MISCELLANEOUS

The Board is not aware of any business to come before the Annual Meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We have engaged Phoenix Advisory Partners to assist with soliciting proxies for the Annual Meeting and have agreed to pay a base fee of $5,500, subject to adjustment if the proposals change or the meeting becomes contested, plus out-of-pocket expenses, in connection with these services. Sterling will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Sterling common stock as of the Record Date and will reimburse such entities for the cost of forwarding the proxy materials in accordance with customary practice. In addition to solicitations via the Internet and by mail, our Directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

It is presently anticipated that the 2012 Annual Meeting of shareholders of Sterling will be held on April 24, 2012. In order for any shareholder proposal to be considered for inclusion in the proxy materials of Sterling for the Annual Meeting on April 24, 2012, such proposals must be submitted, in writing to the Secretary of Sterling at Sterling’s corporate offices to be considered, by November 24, 2011, in accordance with the rules and regulations of the SEC.

Shareholders wishing to bring a proposal to be considered at the 2012 Annual Meeting of shareholders (but not include it in Sterling’s proxy materials) must provide written notice of such proposal to Sterling’s Secretary at Sterling’s corporate offices no later than February 11, 2012 to be considered timely. The persons named in the proxy card for the 2012 Annual Meeting will have discretionary authority to vote shares represented by the proxy card on any proposal introduced by a shareholder at the 2012 Annual Meeting unless the shareholder notifies Sterling on or before February 11, 2012 that the shareholder intends to introduce such proposal.

OTHER MATTERS

Sterling knows of no other business that will be presented for consideration at the Annual Meeting other than those items set forth herein.

ANNUAL REPORT

Sterling’s 2010 Annual Report on Form 10-K, including financial statements, is being mailed to shareholders with this proxy statement. Additional copies of the Annual Report on Form 10-K may be obtained without charge by writing to Shareholder Relations, Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201-0611. This proxy statement, Sterling’s 2010 Annual Report on Form 10-K and Sterling’s other reports filed with the SEC are also available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com/corporategovernance after the reports are filed with the SEC. The SEC maintains a website located at www.sec.gov that also contains this information. The information on Sterling’s website and the SEC’s website is not part of this proxy statement.

Appendix A

STERLING FINANCIAL CORPORATION

2011 EMPLOYEE STOCK PURCHASE PLAN

Date of Board Approval: March 2, 2011

Date of Shareholder Approval: [—]

1. PURPOSE OF THE PLAN. The purpose of the Sterling Financial Corporation 2011 Employee Stock Purchase Plan (the “Plan”) is to: (a) provide Eligible Employees of Sterling Financial Corporation (“Sterling”) and its Designated Subsidiaries with an opportunity to purchase Common Stock of Sterling; (b) encourage present and future Eligible Employees of Sterling to link their interests with the long-term financial success of Sterling and the growth of shareholder value; (c) provide an incentive for continued employment; and (d) secure for Sterling and its shareholders the benefits of the incentive inherent in ownership of Common Stock by present and future Eligible Employees of Sterling. It is Sterling’s intention to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a uniform and nondiscriminatory manner consistent with the requirements of Section 423 of the Code.

2. DEFINITIONS.

a. “Administrator” shall mean the Board or any of its Committees designated by the Board to administer the Plan.

b. “Board” shall mean the Board of Directors of Sterling.

c. “Code” shall mean the Internal Revenue Code of 1986, as amended.

d. “Common Stock” shall mean the Common Stock of Sterling.

e. “Compensation” shall mean all regular straight time gross earnings and commissions. Compensation shall not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, and other compensation.

f. “Continuous Status” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by Sterling, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

g. “Contributions” shall mean all amounts credited to the account of a Participant pursuant to the Plan.

h. “Designated Subsidiary” shall mean any Subsidiary selected the Administrator as eligible to participate in the Plan.

i. “Eligible Employee” shall mean any individual who is a common law employee of Sterling or any Designated Subsidiary.

j. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

k. “Offering Date” shall mean the first business day of each Offering Period under the Plan.

l. “Offering Period” shall mean the approximately six (6) month period commencing on one Purchase Date and ending with the next Purchase Date, except that the first Offering Period shall commence on the Offering Date and end with the Purchase Date.

m. “Offering Year” shall mean the 12-month period comprising two Offering Periods, provided however, if the Administrator changes the duration of Offering Periods, in accordance with Section 4, the Offering Year shall be adjusted accordingly to mean a 12-month period corresponding to the beginning and end of such adjusted Offering Period(s) or the calendar year as applicable in the Administrator’s discretion.

n. “Participant” shall mean an Eligible Employee who elects to participate in the Plan.

o. “Plan” shall mean this 2011 Employee Stock Purchase Plan.

p. “Purchase Date” shall mean the last day of each Offering Period of the Plan.

q. “Purchase Price” shall mean the price at which a share of Common Stock may be purchased under the Plan, as determined in accordance with Section 7.

r. “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by Sterling or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by Sterling or a Subsidiary.

3. ELIGIBILITY. Any person who is an Eligible Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, except the following:

a. Eligible Employees who are not employed by Sterling or a Subsidiary prior to the beginning of such Offering Period or prior to such other time period as specified by the Administrator;

b. Eligible Employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Sterling or of any Subsidiary or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Sterling or of any Subsidiary; or

c. In the Administrator’s discretion, the Administrator shall have the authority to exclude Eligible Employees who the Administrator determines may properly be excluded from an Offering Period in accordance with Treas. Reg. § 1.423-2(e)(1) so long as such exclusion is announced prior to the scheduled beginning of the Offering Period to be affected.

4. OFFERING PERIODS. The Plan shall be implemented by a series of Offering Periods of six (6) month duration, with new Offering Periods commencing on or about February 1 and August 1 of each year (or at such other time or times as may be determined by the Administrator). The Plan shall continue until terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval. The Administrator shall announce any such change prior to the scheduled beginning of the Offering Period to be affected.

5. PARTICIPATION.

a. An Eligible Employee may become a Participant in the Plan by completing a subscription agreement on the form provided by Sterling and filing it with Sterling’s payroll office prior to the applicable Offering Date; unless a later time for filing the subscription agreement is set by the Administrator for all Eligible Employees with respect to a given Offering Period. An Eligible Employee who does not deliver a subscription agreement to Sterling prior to such Offering Date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such Eligible Employee enrolls in this Plan by filing a subscription agreement with Sterling prior to a subsequent Offering Date; unless a later time for filing the subscription agreement is set by the Administrator. Once an Eligible Employee becomes a Participant in an Offering Period, such Participant will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the Participant changes the rate of his or her Contributions to zero as provided in Section 6(b) or discontinues his or her participation in the Plan as provided in Section 11.

b. The subscription agreement shall set forth the whole number percentage of the Participant’s Compensation (which shall not be less than one percent (1%) and not more than ten percent (10%), or such other percentage as may be specified by the Administrator and announced before the first Offering Period to be affected), subject to the limitations under Section 10, to be paid as Contributions to the Plan.

c. Payroll deductions shall commence on the first payroll date following the Offering Date and shall continue until the Participant changes the rate of his or her Contributions to zero as provided in Section 6(b) or discontinues his or her participation in the Plan as provided in Section 11.

6. METHOD OF PAYMENT OF CONTRIBUTIONS.

a. Subject to the limitations under Section 10, the Participants shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than ten percent (10%) (in whole number increments) of such Participant’s Compensation. All payroll deductions made by a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account.

b. A Participant may discontinue his or her participation in the Plan as provided in Section 11, or, on one occasion only during the Offering Period, may change the rate of his or her Contributions during the Offering Period by completing and filing with Sterling a new subscription agreement. A Participant may elect to decrease the rate of his or her Contributions to zero at any time during the Offering Period by completing and filing with Sterling a new subscription agreement. The Administrator may, in its discretion, otherwise limit or change the nature and/or number of participation rate changes permitted during an Offering Period. The change in rate shall be effective with the first full payroll period following ten (10) business days after Sterling’s receipt of the new subscription agreement unless Sterling elects to process a given change in participation more quickly.

7. GRANT OF OPTION.

a. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on the Purchase Date a number of shares of the Common Stock determined by dividing such Participant’s Contribution accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date by the “Applicable Percentage” (as defined below in Section 7(c)) of the fair market value of a share of Common Stock on the Purchase Date; provided, however, that such purchase shall be subject to the limitations set forth in Sections 10 and 13. The fair market value of a share of Common Stock shall be determined as provided below in Section 7(b).

b. The option price per share of the shares offered in a given Offering Period shall be the “Applicable Percentage” (as defined below) of the fair market value of a share of Common Stock on the Purchase Date. The fair market value of the Common Stock on a given date shall be determined by the Administrator in its discretion based on the closing price of the Common Stock for the date preceding the date of determination (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date on which there was a closing price), as reported by the NASDAQ Capital Market or, in the event the Common Stock is listed on a different national securities exchange, the fair market value per share shall be the closing price on such exchange on the date preceding the date of determination (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in the Wall Street Journal.

c. For purposes of this Section 7, the “Applicable Percentage” shall not be less than eighty-five percent (85%) and not more than one hundred percent (100%), and shall be established by the Administrator before the scheduled beginning of the first Offering Period to which the Applicable Percentage shall apply.

8. EXERCISE OF OPTION. Unless a Participant withdraws from the Plan as provided in Section 11, his or her option for the purchase of shares will be exercised automatically on the Purchase Date of the Offering Period, and the maximum number of full shares subject to the option will be purchased at the applicable option price with the accumulated Contributions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share shall be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant on the Purchase Date. During his or her lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

9. DELIVERY. As soon as reasonably practicable after each Purchase Date on which a purchase of shares occurs, Sterling shall arrange the delivery to each Participant the shares purchased upon exercise of his or her option in a form determined by the Administrator.

10. LIMITATIONS ON SHARES TO BE PURCHASED. No Participant shall be entitled to purchase stock under the Plan at a rate which, when aggregated with his or her rights to purchase stock under all employee stock purchase plans (as described in Section 423 of the Code) of Sterling or any Subsidiary, exceeds Ten Thousand Dollars ($10,000) of the fair market value of such stock (determined at the time such option is granted) for each Offering Year or calendar year in which the Eligible Employee participates in the Plan. Sterling shall automatically suspend the payroll deductions of any Participant as necessary to enforce such limit provided that when Sterling automatically resumes such payroll deductions, Sterling must apply the rate in effect immediately prior to such suspension.

11. VOLUNTARY WITHDRAWAL; TERMINATION OF EMPLOYMENT.

a. A Participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to two (2) business days prior to the Purchase Date of the Offering Period by completing a Sterling approved notification. All of the Participant’s Contributions credited to his or her account will be paid without interest to him or her as soon as practicable after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

b. Upon termination of the Participant’s status as an Eligible Employee prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned without interest to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and his or her option will be automatically terminated.

c. In the event an Eligible Employee fails to remain in Continuous Status as an employee of Sterling during the Offering Period in which the employee is a Participant, he or she will be deemed to have elected to have withdrawn from the Plan and the Contributions credited to his or her account will be returned without interest to him or her and his or her option will be terminated.

d. A Participant’s withdrawal from an offering will not have an effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by Sterling.

12. INTEREST. The Contributions of a Participant in the Plan shall be credited to an interest-bearing account. The interest-bearing account shall constitute part of the general assets of Sterling until such Contributions are used to purchase shares upon the exercise of an option hereunder. Any interest which accrues on such account shall inure to the benefit of Sterling and shall not be allocated to or for the benefit of any Participants in the Plan.

13. SHARES RESERVED FOR THE PLAN.

a. The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 2,000,000 shares, subject to adjustment upon changes in capitalization of Sterling as provided in Section 19. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) on the Offering Date of an Offering Price exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), Sterling shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine is equitable. In such event, Sterling shall give written notice of such reduction of the number of shares subject to the option to each Participant affected thereby and shall similarly reduce the rate of Contributions, if necessary.

b. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

c. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the “Street Name” of a Sterling-approved broker.

14. ADMINISTRATION. The Administrator shall supervise and administer the Plan and shall have full and exclusive discretionary authority to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, to adjudicate all disputed claims filed under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Every finding, decision and determination made by the Administrator shall, to the fullest extent permitted by law, be final and binding upon all parties. The composition of the Administrator shall be in accordance with the requirements to obtain or retain any available exemption from the operation of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

15. BENEFICIARY DESIGNATION.

a. A Participant may file a written beneficiary designation identifying who is to receive shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written beneficiary designation identifying who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to the Purchase Date of an Offering Period. If a Participant is married and the beneficiary designation indicates someone other than the Participant’s spouse, spousal consent shall be required for such designation to be effective.

b. Such beneficiary designation may be changed by the Participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, Sterling shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of Sterling), Sterling, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to Sterling, then to such other person as Sterling may designate.

16. TRANSFERABILITY. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that Sterling may treat such act as an election to withdraw funds in accordance with Section 11.

17. USE OF FUNDS. All Contributions received or held by Sterling under the Plan may be used by Sterling for any corporate purpose, and Sterling shall not be obligated to segregate such Contributions.

18. REPORTS. Individual accounts will be maintained for each Participant in the Plan. Account statements will be given to Participants promptly following the Purchase Date, which statements will set forth the amount of Contributions, the per share Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

a. Adjustment. Subject to any required action by the shareholders of Sterling, the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reserve stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by Sterling; provided, however, that conversion of any convertible securities of Sterling shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by Sterling of shares of stock of any class, or securities convertible into shares of stock of any class, shall effect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

b. Corporate Transactions. In the event of the proposed dissolution or liquidation of Sterling, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. In the event of a proposed sale of all or substantially all of the assets of Sterling, or the merger of Sterling with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”). If the Administrator shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify each Participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Administrator may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the sale of assets or merger.

20. AMENDMENT OR TERMINATION.

a. The Board of Sterling may at any time terminate or amend the Plan. Except as provided in Section 19 and this Section 20, no such termination may affect options previously granted, nor may an amendment make any change in any options theretofore granted which adversely affects the rights of any Participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), Sterling shall obtain shareholder approval in such a manner and to such a degree as so required.

b. Without shareholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in Sterling’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures which the Administrator determines in its sole discretion to be advisable and which are consistent with the Plan.

c. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including but not limited to:

i. Increasing the Purchase Price for an Offering Period including an Offering Period underway at the time of the change in Purchase Price;

ii. Shortening any Offering Period so that the Offering Period ends on the new Purchase Date, including an Offering Period underway at the time of the Board action; and

iii. Allocating shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participants.

21. NOTICES. All notices or other communications by a Participant to Sterling under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by Sterling at the location, or by the person, designated by Sterling for the receipt thereof.

22. CONDITIONS UPON ISSUANCE OF SHARES.

a. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for Sterling with respect to such compliance.

b. As a condition to the exercise of an option, Sterling may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for Sterling, such a representation is required by any of the aforementioned applicable provisions of law.

c. Each Participant agrees, by entering the Plan, to promptly give Sterling notice of any disposition of shares purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the option pursuant to which such shares were purchased.

23. TERM OF PLAN; EFFECTIVE DATE. Subject to Section 26, following its adoption by the Board the Plan will become effective on August 1, 2011. It will continue in effect for a term of ten (10) years unless sooner terminated under Section 20.

24. ADDITIONAL RESTRICTIONS OF RULE 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

25. GENERAL PROVISIONS.

a. All costs and expenses incurred in the administration of the Plan shall be paid by Sterling; however, each Participant shall bear all costs and expenses incurred by such individual in the sale or disposition of any shares purchased under the Plan.

b. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of Sterling or any Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way the rights of Sterling (or any Subsidiary employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such Participant’s employment at any time for any reason, with or without cause.

c. The provisions of the Plan shall be governed by the laws of the State of Washington except as superseded by federal law, and shall be construed in accordance with other applicable laws to the extent not in conflict with Washington law or federal law.

26. SHAREHOLDER APPROVAL. The Plan will be subject to approval by the shareholders of Sterling within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under applicable laws. Upon approval of the Plan by the shareholders of Sterling, all options granted under the Plan on or after the effective date shall be fully effective as if the shareholders of Sterling had approved the Plan on such effective date. If the shareholders fail to approve the Plan within twelve (12) months of its date of adoption by the Board of Sterling, any options granted hereunder shall be null and void and of no effect.

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING FINANCIAL CORPORATION

April 21, 2011

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting To Be Held on April 21, 2011.

The 2011 Proxy Statement, 2011 Proxy Card and Annual Report to Shareholders for the year ended

December 31, 2010 are also available at www.sterlingfinancialcorporation-spokane.com/shareholdermeeting

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

21130300000000000000  3 042111

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. TO ELECT THE FOLLOWING DIRECTORS. IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE OR UNWILLING TO SERVE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF A PERSON RECOMMENDED BY THE BOARD OF DIRECTORS.

FOR ☐

AGAINST ☐

ABSTAIN ☐

NOMINEES:

☐  FOR ALL NOMINEES

O Howard P. Behar

O Leslie S. Biller

O Ellen R.M. Boyer

O David A. Coulter

O Robert C. Donegan

O C. Webb Edwards

O William L. Eisenhart

O Robert H. Hartheimer

O Scott L. Jaeckel

O Michael F. Reuling

O J. Gregory Seibly

3. TO APPROVE AN ADVISORY RESOLUTION APPROVING STERLING’S EXECUTIVE COMPENSATION.☐

☐ ☐☐  WITHHOLD AUTHORITY    FOR ALL NOMINEES

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AT THE DISCRETION OF THE PROXY AGENTS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

☐  FOR ALL EXCEPT    (See instructions below)

PLEASE SIGN, DATE AND RETURN PROMPTLY.

INSTRUCTIONS:   To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  ‹

Shares represented by a properly executed proxy card will be voted in accordance with instructions appearing on the proxy card and in the discretion of the proxy agents as to any other matters that may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. TO APPROVE THE ADOPTION OF STERLING’S 2011 EMPLOYEE STOCK PURCHASE PLAN

Signature of Shareholder  Date:  Signature of Shareholder Date:

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING FINANCIAL CORPORATION

April 21, 2011 PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting To Be Held on April 21, 2011.

The 2011 Proxy Statement, 2011 Proxy Card and Annual Report to Shareholders for the year ended

December 31, 2010 are also available at www.sterlingfinancialcorporation-spokane.com/shareholdermeeting

¯Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.¯

211303000000000000003 042111

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE È

TO ELECT THE FOLLOWING DIRECTORS. IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE OR UNWILLING TO SERVE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF A PERSON RECOMMENDED BY THE BOARD OF DIRECTORS.

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL EXCEPT

(See instructions below) NOMINEES:

O Howard P. Behar

O Leslie S. Biller

O Ellen R.M. Boyer

O David A. Coulter

O Robert C. Donegan

O C. Webb Edwards

O William L. Eisenhart

O Robert H. Hartheimer

O Scott L. Jaeckel

O Michael F. Reuling

O J. Gregory Seibly

IINSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:‹

2. TO APPROVE THE ADOPTION OF STERLING’S 2011 EMPLOYEE STOCK PURCHASE PLAN.

3. TO APPROVE AN ADVISORY RESOLUTION APPROVING STERLING’S EXECUTIVE COMPENSATION.

FOR AGAINST ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIESh12 WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AT THE DISCRETION OF THE PROXY AGENTS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

Shares represented by a properly executed proxy card will be voted in accordance with instructions appearing on the proxy card and in the discretion of the proxy agents as to any other matters that may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

STERLING FINANCIAL CORPORATION

PROXY FOR THE APRIL 21, 2011, ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Gregory Seibly, Ezra A. Eckhardt, Patrick J. Rusnak and Robert G. Butterfield, and each of them, proxy agents of the undersigned, with full power of substitution, to represent and vote as directed herein all shares of Sterling Financial Corporation common stock held of record by the undersigned on February 28, 2011, at the annual meeting of Sterling shareholders to be held in the Eric A. Johnston Auditorium of the Northwest Museum of Arts and Culture, 2316 West First Avenue in Spokane, Washington, on April 21, 2011, at 10:00 a.m. local time, and any adjournment or postponement thereof, with authority to vote upon the matters listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

(Continued and to be dated and signed on the reverse side.)